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                                                                  Exhibit 10(27)








                          PRODUCTION SHARING AGREEMENT


                                     BETWEEN


                                STATE OF GEORGIA:

        STATE AGENCY FOR REGULATION OF OIL AND GAS RESOURCES IN GEORGIA,


                                  GEORGIAN OIL

                                       AND

                                CANARGO NORIO LTD






                                      DATED

                               12th December, 2000



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                                TABLE OF CONTENTS


Preamble            ...........................................................................  4
Article 1           Definitions................................................................  5
Article 2           Scope of Agreement and General Provisions.................................. 11
Article 3           Agreement Area............................................................. 13
Article 4           Agreement Term............................................................. 13
Article 5           Relinquishments............................................................ 14
Article 6           Coordination Committee..................................................... 15
Article 7           Operator Responsibility.................................................... 18
Article 8           Article not used........................................................... 19
Article 9           Procedure for Determination of Commerciality and
                    Approval of Development Plans.............................................. 19
Article 10          Annual Work Programs and Budgets........................................... 22
Article 11          Allocation of Production, Recovery of Costs and Expenses,
                    Production Sharing and Right of Export..................................... 24
Article 12          Crude Oil Valuation........................................................ 28
Article 13          Ancillary Rights of the Contractor and Operator............................ 30
Article 14          Assistance Provided by the State........................................... 31
Article 15          Measurement, Quality and Valuation of Petroleum............................ 33
Article 16          Natural Gas................................................................ 34
Article 17          Tax/Fiscal Regime.......................................................... 38
Article 18          Accounting, Financial Reporting and Audit.................................. 42
Article 19          Currency, Payments and Exchange Control.................................... 43
Article 20          Import and Export.......................................................... 44
Article 21          Export of Hydrocarbons, Transfer of Ownership
                    and Regulations for Disposal............................................... 45
Article 22          Ownership of Assets........................................................ 45
Article 23          Insurance, Environment, Health, Safety and Liability....................... 46
Article 24          Personnel.................................................................. 50
Article 25          Force Majeure.............................................................. 50
Article 26          Assignments and Guarantees................................................. 51
Article 27          Agreement Enforcement and Stabilisation and Representations
                    and Warranties............................................................. 53


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
Article 28          Notices and Confidentiality................................................ 55
Article 29          Termination and Breach..................................................... 57
Article 30          Dispute Resolution......................................................... 58
Article 31          Text....................................................................... 58
Article 32          Approval and Effective Date................................................ 59
ANNEX A             AGREEMENT AREA............................................................. 61
ANNEX B             LICENCE.................................................................... 62
ANNEX C             ACCOUNTING PROCEDURE....................................................... 63
ANNEX D             MINIMUM PROGRAM.............................................................78
ANNEX E             PERMIT APPLICATION FEES SCHEDULE............................................79
ANNEX F             PARENT COMPANY GUARANTEE....................................................80
ANNEX G             GEORGIAN OIL CONSENT TO TRANSFER LICENCE....................................82


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PRODUCTION SHARING AGREEMENT AND LICENSES

This Agreement is made and entered into on 12th, December 2000 by and between:

(1) State Agency for Regulation of Oil and Gas Resources in Georgia as the duly authorised representative of the State (as it is defined in article 1.70) with adequate authorization, (hereinafter referred to as "Agency") and National Oil Company - Georgian Oil in its capacity as the state owned oil company (hereinafter referred to as "Georgian Oil"), as the party of the first part;

(2) as party of the second part, CanArgo Norio Ltd. (Number 111838), a company organised and existing under the laws of Cyprus, and its successors and assignees, if any, will individually be referred to as "Contractor Party" and collectively referred to as "Contractor"). The State Agency, Georgian Oil, and the Contractor may sometimes be referred to as "Party" and collectively as the "Parties".

                                   WITNESSETH:

WHEREAS, all Petroleum resources within the territory and under the internal waters, territorial sea, and continental shelf of Georgia are owned by the State;

WHEREAS, the State enters into this Agreement wishing to promote the development of the Agreement Area and Georgian Oil and Contractor desire to join and assist in the exploration, development and production of the potential resources within the Agreement Area;

WHEREAS, Contractor has the requisite technical, managerial and financial capabilities and experience to carry out Petroleum Operations stipulated in this Agreement and desires to cooperate with the State and Georgian Oil for the exploration and exploitation of Petroleum reserves within the Agreement Area;

WHEREAS, Georgian Oil is the current holder of the oil and gas usage licence number 0298 in respect of the Agreement Area (hereinafter referred to as the "Licence") and the Licence is to be reissued to CanArgo Norio Ltd.

WHEREAS the Parties and Operator have agreed that in order to promote the development of hydrocarbon resources in Georgia and to promote international investment in Georgia, Petroleum Operations should be carried out pursuant to the terms of this Agreement.

WHEREAS CanArgo Norio produced and agreed with State Agency and Georgian Oil minimum work program for petroleum operations.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, it is hereby agreed as follows:


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                                    ARTICLE 1
                                   DEFINITIONS

The following words and terms used in this Agreement shall unless otherwise expressly specified in this Agreement have the following respective meanings:

1.1 "Accounting Procedure" means the accounting procedure set out in Annex "C" hereto.

1.2      An "Affiliated Company" or "Affiliate" means:

         a) with respect to a Contractor Party: a company, corporation, partnership or other legal entity:

                  i) in which a Contractor Party owns directly or indirectly more than fifty percent (50%) of the shares, voting rights or otherwise has the right to establish management policy; or

                  ii) in which at least fifty percent (50%) of the shares or voting rights are owned directly or indirectly by a company or other legal entity, which owns directly or indirectly more than fifty percent (50%) of the shares, voting rights or otherwise has the right to establish management policy of a Contractor Party;

         b) with respect to the State and Georgian Oil: any legal entity directly or indirectly controlled by the State or Georgian Oil, respectively, or operating under their collective management. For the purposes of this part of the definition, the term to "control" (including the related terms "controlled" or "operates under collective management") shall mean with respect to any entity, having the right to carry out direct or indirect supervision of such entity or to define a general scope of its activity based on holding the shares entitled to vote, other form of ownership, or on any other grounds.

1.3 "Annex" or "Annexes" means each or all of the Annexes "A" through "G" attached to this Agreement and made a part hereof. In the event of a conflict between the provisions of an Annex and a term in the main body of this Agreement, the provisions of the latter shall prevail.

1.4 "Appraisal" means all works carried out by Contractor to evaluate and delineate the commercial character of a Discovery of Petroleum in the Agreement Area.

1.5 "Appraisal Program" means a work program submitted by Contractor under which Contractor plans to evaluate and delineate a Discovery of Petroleum in the Agreement Area.


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1.6      "Associated Natural Gas" means all gaseous hydrocarbons produced in association with Crude Oil, which Crude Oil itself can be commercially produced and separated therefrom.

1.7 "Available Crude Oil" means Crude Oil produced and saved from the Agreement Area and not used in Petroleum Operations in accordance with
         Article 11.3.

1.8 "Available Natural Gas" means Natural Gas produced and saved from the Agreement Area and not used in Petroleum Operations in accordance with
         Article 11.3.

1.9 "Barrel" means a quantity consisting of forty-two (42) United States gallons liquid measure, corrected to a temperature of sixty degrees (60 degrees) Fahrenheit with pressure at sea level.

1.10 "Budget" means the estimate of the expenditures, listed category by category, relating to Petroleum Operations and contained in any Work Program proposed by Contractor.

1.11 "Calendar Quarter" or "Quarter" means a period of three consecutive months beginning on January 1st, April 1st, July 1st and October 1st of each Calendar Year.

1.12 "Calendar Year" means a period of twelve (12) consecutive months beginning on January 1st and ending on December 31st in the same year, according to the Gregorian Calendar.

1.13 "Capital Expenditures" means Development Expenditures Exploration Expenditures and Drilling Costs.

1.14 "Commercial Discovery" means a discovery of Petroleum that the Contractor in its sole discretion in accordance with the provisions of
         Article 9 commits itself to develop and produce under the terms of the Agreement.

1.15 "Commercial Production" means regular and continuous production of Petroleum from a Development Area in such quantities (taking into account any other relevant factors) as are worthy of commercial development.

1.16 "Agreement" or "PSA" means this Production Sharing Agreement together with all attached Annexes and any variation, extension or modification hereto which may be agreed in writing by all the Parties.

1.17 "Agreement Area" means the area specified in Article 3 hereof and delineated in Annex A, as reduced or enlarged from time to time in accordance with the provisions of this Agreement.

1.18 "Agreement Year" means a period of twelve (12) consecutive months from the Effective Date within the term of the Agreement.


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1.19     "Contractor" means CanArgo (Norio) Ltd., its assignees and successors, as provided herein.

1.20 "Coordination Committee" means the committee composed of representatives of the Contractor and the State represented by Georgian Oil constituted in accordance with Article 6.

1.21 "Cost Recovery Petroleum" means Cost Recovery Crude Oil and Cost Recovery Natural Gas.

1.22     "Cost Recovery Crude Oil" is defined as set forth in Article 11.5.

1.23     "Cost Recovery Natural Gas" is defined as set forth in Article 11.5

1.24 "Costs and Expenses" comprise the Exploration Expenditures, Development Expenditures, Operation Expenses and Drilling Costs together with Finance Costs whether directly or indirectly incurred by Contractor.

1.25 "Crude Oil" means crude mineral oil, asphalten, ozopherite and all kinds of hydrocarbons whether in a solid, liquid or mixed state at the wellhead or separator or which is obtained from Natural Gas through condensation or extraction.

1.26 "Current Georgian Legislation" means laws, legislative acts, normative documents, that are effective on the Effective Date.

1.27 "Customs Duties" means all import (or export) tariffs and duties and other mandatory payments as stipulated by applicable laws, regulations or other legal measures of Georgia with respect to the import or export of materials, equipment, goods and any other similar items.

1.28 "Development Area" means all or any part of the Agreement Area specified in an approved Development Plan containing a Commercial Discovery.

1.29 "Development Expenditures" means all Costs and Expenses for Development Operations with the exception of Operation Expenses and Drilling Costs whether directly or indirectly incurred, including but not limited to training, administration, service, Finance Costs and related expenses.

1.30 "Development Plan" means the plan to be produced by Contractor in accordance with Article 9.6. following a declaration that Commercial Production may be established.

1.31 "Development" or "Development Operations" or "Development Work" means and includes any activities or operations associated with work to develop Petroleum for production and subsequently to produce and render Petroleum marketable for commercial sale and shall include, but not be limited to:

         a) all the operations and activities under the Agreement with respect to the drilling of wells, other than Exploration wells, the deepening,


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                  reworking, plugging back, completing and equipping of such wells, together with the design, construction and installation of such equipment, pipeline or gathering lines, installations, production units and all other systems relating to such wells and related operations in connection with production and operation of such wells as may be necessary in conformity with sound oil field practices in the international Petroleum industry.

         b) all operations and activities relating to the servicing and maintenance of pipelines, gathering lines, installations, production units and all related activities for the production and management of wells including the undertaking of re-pressurising, recycling and other operations aimed at intensified recovery, enhanced production and oil recovery rate.

1.32 "Discovery" means a well that the Contractor determines has encountered Petroleum which would justify Commercial Production.

1.33     "Dollar" or "U.S.$" means the currency of the United States of America.

1.34 "Double Tax Treaty" means any international treaty or convention for the avoidance of double taxation of income and/or capital which is applicable in Georgia.

1.35 "Drilling Costs" means all expenditures whether directly or indirectly incurred during Exploration and Development for well drilling, completing and reworking operations including, but not limited to, labour, geological design, engineering and other Subcontractors (including all fees, tariffs and charges payable to any such Subcontractors), material and equipment consumed or lost, perforation, formation testing, cementing, well-logging and transportation.

1.36 "Effective Date" means the date on which this Agreement has been signed by all Parties and the requirements of Article 32 have been satisfied.

1.37     "Excess Associated Natural Gas" is defined as set forth in Article
         16.1.b.

1.38 "Exploration" or "Exploration Operations" means operations conducted under this Agreement in connection with the exploration for previously undiscovered Petroleum, or the evaluation of discovered reserves which shall include geological, geophysical, aerial and (other survey) activities and any interpretation of data relating thereto as may be contained in Exploration Work Programs and Budgets, and the drilling of such shot holes, core holes, stratigraphic tests, Exploratory Wells for the discovery of Petroleum, Appraisal wells and other related operations.

1.39 "Exploration Expenditures" means all Costs and Expenses for Exploration Operations other than Drilling Costs whether directly or indirectly incurred including but not limited to training, administration, service, Finance Costs and related expenses and overhead and study costs.


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1.40     "Exploratory Well" means any well drilled with the objective of confirming a structure or geologic trap in which Petroleum capable of Commercial Production in significant quantities has not been previously discovered.

1.41 "Field" means a Petroleum reservoir or group of reservoirs within a common geological structure or feature. "Field" may be an "Oil Field" or a "Natural Gas Field" as designated by Contractor.

1.42 "Finance Costs" or "Interest Costs" shall include all amounts of interest, fees and charges paid in respect of any debt incurred in carrying out the Petroleum Operations and any refinancing of such debts, providing that in the case of Affiliate debt, it shall include interest only to the extent that it does not exceed a rate which would have been agreed upon between independent parties in similar circumstances and such interest is not limited by which assets or services are purchased by the loan principal.

1.43     "Force Majeure" is defined as set forth in Article 25.2.

1.44     "Foreign Employee" is defined as set forth in Article 17.17

1.45 "Foreign Subcontractors" means Subcontractors which are organised outside of Georgia and under Georgian legislation are not obliged to establish permanent representative offices in Georgia.

1.46 "Gas Sales Agreement" is any agreement to be entered into for the sale of Non-associated Natural Gas and Associated Natural Gas in accordance with the provisions of Article 16.2.

1.47 Operator means the company defined in Article 2.8 by mutual agreement of the parties.

1.48 "Contractor Licence" means the "Licence" issued by the State Agency for Regulation of Oil and Gas Resources in Georgia, according to the Georgian Law.

1.49 "Joint Operating Agreement" or "JOA" means the agreement to be concluded between the Contractor Parties, Georgian Oil and CanArgo (Norio) Ltd which shall be supplementary to and consistent with the provisions of this Agreement and which shall regulate the terms under which Petroleum Operations will be conducted.

1.50 "LIBOR" means the three (3) months U.S. Dollars London Interbank fixing offer rate quoted daily in the London Financial Times.

1.51     "Marketing Team" is defined as set forth in Article 16.2.a.ii.

1.52 "Measurement Point" means the location specified in an approved Development Plan where the Petroleum is metered and delivered to the Parties or such other location as the Parties may agree from time to time prior to the submission of a Development Plan as the circumstances may require.


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1.53     "Month" or "Calendar Month" means a calendar month.

1.54 "Natural Gas" means Non-associated Natural Gas and Associated Natural Gas in their natural state.

1.55 "Natural Gas Field" means a field from which more than fifty (50) percent of the estimated reserves on an energy equivalency basis are Natural Gas at surface conditions.

1.56 "Non-associated Natural Gas" means all gaseous hydrocarbons produced from gas wells, and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

1.57 "Oil Field" means a field from which more than fifty (50) percent of the estimated reserves comprise Crude Oil.

1.58 "Operation Expenses" means those costs incurred in day-to-day Petroleum Operations, whether directly or indirectly incurred including but not limited to all costs, expenses and expenditures associated with the Production, processing and transportation to the Measurement Point of Petroleum, training, administration, service, payments for abandonment and site restoration in accordance with Article 9.8, insurance costs in accordance with Article 23.2. and related expenses.

1.59 "Parent Company Guarantee" means a guarantee to be issued by CanArgo Energy Corporation in the form annexed hereto as Annex F.

1.60 "Party" or "Parties" means the parties whose authorised representatives have affixed their signatures hereto.

1.61     "Payment Date" has the meaning as defined in 11.10.

1.62     "Petroleum" means Crude Oil and Natural Gas.

1.63 "Petroleum Operations" means the Exploration Operations, the Development Operations, Production Operations, and transportation to the Measurement Point and other activities related thereto carried out pursuant to this Agreement and the JOA.

1.64 "Petroleum Operations Account" shall have the meaning given to it in paragraph 4.1 of section I of the Accounting Procedure.

1.65 "Petroleum Law" means Georgian Law on Oil and Gas which came into force on April 16, 1999.

1.66 "Production" or "Production Operations" means operations and all related activities carried out for Petroleum production after the approval of any Development Plan, including without limitation extraction, injection, stimulation, treatment, transportation, storage, lifting, and associated operations, but does not include any storage or transportation beyond the Measurement Point.

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1.67     "Profit Natural Gas" is defined as set forth in Article 11.10.

1.68     "Profit Oil" is defined as set forth in Article 11.10.

1.69     "Profit Tax" is defined as set forth in Article 17.

1.70 "State" or "Government" means the Government of Georgia and all political or other agencies or instrumentalities or subdivisions thereof including but not limited to any local government or other representative, agency or authority, which has the authority to govern, legislate, regulate, levy and collect taxes or duties, grant licences, permits, approve or otherwise impact (whether financially or otherwise) directly or indirectly upon any of the Parties' rights, obligations or activities under the Agreement; the word "Governmental" shall be construed accordingly.

1.71 "Study Area" means the part of the Agreement Area which will be defined in a Study Program.

1.72 "Study Program" means the program to be produced and carried out by the Contractor in accordance with Article 9 following the conclusion that Commercial Production is feasible.

1.73 "Subcontractor" means any natural person or juridical entity Agreemented directly or indirectly by or on behalf of Contractor to supply goods, works or services related to this Agreement.

1.74 "Third Party" or "Third Parties" means one or more of a natural person or juridical entity other than a Party hereto and any Affiliate of a Party.

1.75 "Taxes" means all levies, duties, payments, fees, taxes or contributions payable to or imposed by Governmental agencies, Governmental subdivisions or republican, municipal or local authorities within the Government of Georgia.

1.76     "VAT" means Georgian value added tax.

1.77     "Withholding Tax" is defined as set forth in Article 17.19.

1.78 "Work Program" and "Work Program and Budget" means any work program and work program and Budget to be submitted to the Coordination Committee by the Contractor in accordance with the provisions of Article 10 and which shall set out the proposed Petroleum Operations to be carried out in the Agreement Area together with the associated Budget as the case may be.




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                                    ARTICLE 2
                    SCOPE OF AGREEMENT AND GENERAL PROVISIONS

2.1 By its approval of this Agreement the State Agency hereby ratifies the Contractor Licence according to the current Laws.

2.2 Subject to the terms and conditions of the Agreement, the State hereby in accordance with Petroleum Law grants to the Contractor the exclusive rights to conduct Petroleum Operations in the Agreement Area during the term of this Agreement.

2.3 Contractor shall be responsible to the State for the execution of such Petroleum Operations in accordance with the provisions of the Agreement.

2.4 In performing Petroleum Operations, Contractor shall provide all financial and technical requirements, unless otherwise provided in this Agreement, or agreed with Georgian Oil, and conduct all operations in accordance with the standards generally accepted in the international Petroleum industry.

2.5 Contractor shall be compensated for its services, not by way of reimbursement in cash of its expenditures under the Agreement, but by receipt of its share of Petroleum from the Agreement Area to which it may become entitled by way of cost recovery out of Cost Recovery Petroleum described in Article 11. If Petroleum produced from Development Areas within the Agreement Area developed by Contractor, Cost Recovery Petroleum under Article 11 and Profit Oil and Profit Natural Gas is insufficient to reimburse Contractor for Costs and Expenses incurred by Contractor, Contractor shall bear its own losses in respect of any shortfall.

2.6 This Agreement defines the Parties' rights and obligations, governs their mutual relations and establishes the rules and methods for the Exploration, Development, Production, and sharing of Petroleum between them. The entire interests, rights and obligations of each of the Parties under this Agreement shall be solely governed by the provisions of this Agreement.

2.7 During the period in which this Agreement is in force, all Available Crude Oil and Available Natural Gas resulting from Petroleum Operations, will be shared between Georgian Oil and the Contractor in accordance with the provisions of Article 11 of this Agreement

2.8 State Agency, Georgian Oil and Contractor agree that the Operator shall be Georgian British Oil Company Norio and may be changed by the Contractor with the consent of Georgian Oil and the State Agency. Such consent cannot be unreasonably withheld. That appointment shall be effective from the date hereto. The Operator shall act as the designated non-profit agent of Georgian Oil and Contractor for the conduct of Petroleum Operations in accordance with this Agreement and any future JOA to be entered into.


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2.9      The State has appointed the State Agency as its representative for the purposes set out in Article 8 of the Petroleum Law and Georgian Oil as its representative for the purposes set out in Article 9 of the Petroleum Law, with the right of substitution and removal, each to exercise the State functions and to perform the State obligations under the contract as prescribed by the Petroleum Law and to enjoy the benefit as herein provided. The State will give notice to Contractor of the appointment and removal and substitution of its representatives. The Contractor is entitled to assume that each State Representative has full authority to represent the State for those State purposes under the Agreement assigned to it according to the Petroleum Law, including those where herein specific reference is made to the State Representative.

                                    ARTICLE 3
                                 AGREEMENT AREA

3.1 The Agreement Area is as set out by the geographic location and coordinates described in Annex "A" attached hereto and delineated in the map which forms part thereof. The total area of the Agreement Area may hereafter be reduced only in accordance with the provisions of this Agreement.

3.2 Except as for all rights and authorisations necessary for the implementation of the provisions of this Agreement, no right is granted in favour of the Contractor or Georgian Oil to the use or disposal of any other natural or man-made resources or aquatic resources with the exception of aquatic resources used directly in Petroleum Operations in accordance with relevant permits which will be obtained through the State Agency.

                                    ARTICLE 4
                                 AGREEMENT TERM

4.1 The term of the Agreement shall be deemed to have begun on the Effective Date and shall continue for a total of twenty-five (25) consecutive Agreement Years, unless the Agreement is sooner terminated in accordance with Article 29 of this Agreement.

4.2 If in respect of any Development Area, Commercial Production remains possible beyond the initial period of 25 consecutive Agreement Years specified in Article 4.1 the Contractor, after giving notice to Georgian Oil and the State Agency at least one (1) year prior to the end of any such period, and


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         after obtaining approval by the Coordination Committee of a revised
         Development Plan shall be entitled to have an extension of the term of this Agreement with respect to such Development Area for an additional term of five (5) years or the producing life of the Development Area, whichever is lesser, subject to the approval of the State Agency, and such approval shall not be unreasonably withheld.



                                    ARTICLE 5
                                 RELINQUISHMENTS

5.1 Subject to Article 5.2, Contractor shall select and relinquish portions of the Agreement Area as follows:

         a) at least twenty-five percent (25%) of the original Agreement Area less any Development Areas, not later than five (5) Agreement Years after the Effective Date of the Agreement; and

         b) at least fifty percent (50%) of the Agreement Area less any Development Areas, remaining after the relinquishment of Clause 5.1(a) occurs not later than ten (10) Agreement Years after the Effective Date of the Agreement; and

         c) at least fifty percent (50%) of the Agreement Area less any Development Areas remaining after the relinquishment of Clause 5.1(b) occurs not later than fifteen (15) Agreement Years after the Effective Date of the Agreement; and

         d) at least fifty percent (50%) of the Agreement Area less any Development Areas remaining after the relinquishment of Clause 5.1(c) occurs not later than twenty (20) Agreement Years after the Effective Date of the Agreement.

         e) Subject to the provisions of Clause 5.1 (f), all of the Agreement Area including the Development Areas not later than twenty-five (25) Agreement Years after the Effective Date of the Agreement; and

         f) If and to the extent the term of this Agreement is extended pursuant to the provisions of Article 4.2 then the remainder of the Agreement Area not later than thirty (30) Agreement Years after the Effective Date of the Agreement or the producing life of the Development Areas, whichever is lesser.

         g) Following the expiration of ten (10) years from the declaration of a Development Area, all depths deeper than five hundred (500) meters below the total depth of the deepest well drilled within the



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                  Development Area will cease to be included in the Development
                  Area, and shall be subject to relinquishment under this
                  Article 5.

5.2 Subject to the provisions of Article 5.1(f) and 5.1(g), the Contractor shall not be required pursuant to Article 5.1 to relinquish any portion of the original Agreement Area containing a Development Area.

5.3 Unless the Agreement is earlier surrendered or terminated, the Contractor shall furnish the State Agency and Georgian Oil with a description of the boundaries of the part of the Agreement Area to be relinquished and retained not less than ninety (90) days in advance of the deadline for the relinquishment prescribed in Article 5.1.

5.4 The area designated under Article 5.3 for relinquishment shall consist as far as practicable of rectangular blocks bounded by lines running due north and south and due east and west and shall not be less than five (5) square kilometres. The area designated for relinquishment need not consist of one contiguous area.

5.5 Contractor may at any time relinquish voluntarily all or any part of the Agreement Area. Article 5.4 shall apply to all voluntary relinquishments. Any such voluntary relinquishment of less than all of the Agreement Area shall be credited toward any subsequent relinquishment obligations hereunder.

                                    ARTICLE 6
                             COORDINATION COMMITTEE

6.1 For the purpose of providing the overall supervision and direction of and ensuring the performance of the Petroleum Operations, Georgian Oil and Contractor shall establish a Coordination Committee within forty-five (45) days of the Effective Date.

6.2 The Coordination Committee shall comprise a maximum total of eight (8) members. Georgian Oil shall appoint a total of four (4) representatives and Contractor shall appoint four (4) representatives to form the Coordination Committee. Georgian Oil and Contractor shall each designate one of its representatives as its chief representative. All the aforesaid representatives shall have the right to attend and present their views at meetings of the Coordination Committee. Each representative shall have the right to appoint an alternate who shall be entitled to attend all meetings of the Coordination Committee but who shall have no vote except in the absence of the representative for whom he is the alternate. When a decision is to be made on any proposal, the chief representative from each Party shall be the spokesman on behalf of such Party.

6.3 The first Chairman of the Coordination Committee shall be the chief representative designated by the Contractor (or his alternate), and the first Vice Chairman shall be the chief representative designed by Georgian Oil (or his alternate). The Chairman and Vice Chairman shall be appointed for a term of two (2) years. Following the end of each such two (2) year term of appointment, the identity of the Chairman and the Vice Chairman shall rotate so that for the next two (2) year period the previous Chairman shall become Vice Chairman for the next two (2) years and the Vice Chairman shall become Chairman for the next two (2) years. The Chairman of the Coordination Committee shall preside over meetings of the Coordination Committee and in the absence of the Chairman (or his alternate), the Vice Chairman shall preside. Such Parties may designate a reasonable number of advisors, who may attend, but shall not be entitled to vote at, Coordination Committee meetings.

6.4 A regular meeting of the Coordination Committee shall be held at least once a Calendar Quarter. The Secretary to be designated pursuant to
         Article 6.9 shall be responsible for calling such regular meetings of the Coordination Committee and shall do so at the request of the Chairman by sending a notice to the Parties. Other meetings, if necessary, may be held at any time at the request of Georgian Oil or Contractor. In each case the secretary shall give the Parties at least 30 days notice (or such shorter period as the Parties may agree) of the proposed meeting date, the time and location of the meeting.

6.5      The Parties hereby empower the Coordination Committee to:

         a) review and examine any Work Program and Budget proposed by the Contractor and any amendment thereof;

         b)       determine the Commerciality of each proposed Development
                  Operation;

         c)       review and adopt proposed Development Operations and Budgets;

         d) approve or confirm the following items of procurement and expenditures:

                  i) approve procurement of any item within the Budget with a unit price exceeding Two Hundred and Fifty Thousand U.S.$ (U.S.$ 250,000) or any single purchase order of total monetary value exceeding One Million U.S. $ (U.S.$1,000,000);

                  ii) approve a lease of equipment, or an engineering sub Agreement or a service Agreement within the Budget worth more than Five Hundred Thousand U.S. $ (US$500,000) in total; and

                  iii) approve excess expenditures pursuant to Article 10.5 hereof and the expenditures pursuant to Article 10.6 hereof;

         e)       demarcate boundaries of a Development Area;

         f) review and approve the insurance program proposed by the Contractor and emergency procedures on safety and environmental protection; in addition all programmes and budgets which are in connection with environmental protection should be previously agreed with the State Agency for Regulation of Oil and Gas Resources in Georgia as required;

         g) review and approve personnel policies, selection and training programs for Operator. Without prejudice to the foregoing, it is accepted that part of the personnel policy of Operator shall be to give preference to Georgian citizens, provided that the conduct of Petroleum Operations shall not be affected;

         h) discuss, review, decide and approve other matters that have been proposed by either Georgian Oil, Contractor or the Operator;

         i) review and examine matters required to be submitted to the State Agency;

         j) review and discuss the development work and technological regimes proposed by Contractor and Georgian Oil; and

         k) appoint sub-committees to meet from time to time to review any aspect of Petroleum Operations, which the Coordination Committee thinks fit.

6.6 Decisions of the Coordination Committee shall be made by majority decision of the representatives present and entitled to vote. Each representative will have one vote. All decisions made unanimously shall be deemed as formal decisions and shall be conclusive and equally binding upon the Parties.

6.7 Georgian Oil and Contractor shall endeavor to reach agreement on all matters presented to the Coordination Committee. In the event that on any matter the Coordination Committee are unable to reach agreement and the Contractor is insisting that its proposal shall prevail, if Georgian Oil is reasonably of the view that the proposed action would result in serious permanent damage to that field or reservoir or materially reduced recovery of Petroleum over the life of the field or reservoir then the matter will be referred to an internationally recognized independent expert appointed by the Contractor and Georgian Oil whose decision on accepted international Petroleum Industry practice shall be final and binding. The costs of the expert shall be met by the Georgian Oil and Contractor equally and shall be recoverable as Costs and Expenses.

6.8 A matter which requires urgent handling may be decided by the Coordination Committee without convening a meeting, with the Coordination Committee making decisions through telexes or the circulation of documents.

6.9 The Coordination Committee shall nominate a Secretary, to record minutes of the meetings of the Coordination Committee, and may establish technical and other advisory sub-committees. The Secretary shall take a record of each proposal voted on and the results of such vote at each meeting of the Coordination Committee. Each representative of the Parties shall sign and be provided with a copy of such record at the end of such meeting. The Secretary shall provide each Party with a copy of the minutes of each meeting of the Coordination Committee within fifteen (15) days after the end of such meeting. Each Party shall thereafter have a period of fifteen (15) days to give notice of any objections to the minutes to the Secretary. Failure to give notice within the said fifteen (15) day period shall be deemed approval of those minutes. In any event the record of proposals voted on to be provided at the end of each meeting shall be conclusive and take precedence over the minutes. Approved minutes of the Coordination Committee shall be submitted to the State Agency.

6.10 All costs and expenses incurred with respect to the activities of the Coordination Committee shall be paid or reimbursed by the Contractor and charged to Operation Expenses in accordance with the Accounting Procedure.

                                    ARTICLE 7
                             OPERATOR RESPONSIBILITY

7.1 The Parties agree that the Operator shall act as the Operator for Petroleum Operations within the Agreement Area in accordance with approved Work Programs and Budgets unless otherwise stipulated in this
         Article 7.

7.2      The Operator shall have the following obligations:

         a) to perform the Petroleum Operations reasonably, economically and efficiently in accordance with directions received from the Coordination Committee. It is recognised that the Coordination Committee through the Operator will have operating control of all Petroleum Operations, including the right to authorise the appointment of the General Director and Deputy Director or the Directors;

         b) to conduct (implement) the Work Programs and Budgets approved by the Coordination Committee;

         c) to be responsible for purchasing facilities, equipment and miscellaneous material and enter into subcontracts and service contracts at Contractor's instruction with service providers and vendors related to the Petroleum Operations, in accordance with approved Work Programs and Budgets and instructions from Contractor;

         d) to prepare and submit for approval a personnel training program and its annual budget and carry out the same as approved by the Coordination Committee;

         e) to establish and maintain complete and accurate accounting records regarding its costs and expenditures for the Petroleum Operations in accordance with the Accounting Procedure and this Agreement;

         f) to make necessary preparation for regular meetings of the Coordination Committee, and to submit to the Coordination Committee information related to the matters reviewed and approved by the Coordination Committee;

         g) to assist Contractor and Georgian Oil as requested in the provision of reports to the Coordination Committee on Petroleum Operations conducted under this Agreement.

7.3 Operator and its shareholders shall not be responsible for any activities (including Petroleum activities) affecting the Agreement Area prior to the Effective Date.

7.4 The Operator shall provide both Parties with copies of all relevant data and reports pertaining to Petroleum Operations (including but not be limited to geophysical, geological, technological, operational, accounting or other material) required by such Parties.

7.5 The Operator, Contractor and Georgian Oil agree to use their best endeavours to agree and execute a Joint Operating Agreement should the Parties consider it necessary. Any Joint Operating Agreement to be entered into shall be based on the Association of International Petroleum Negotiators Model International Joint Operating Agreement then current and shall be subject to, wholly consistent with and shall not detract from the provisions of this Agreement.

                                    ARTICLE 8
                            THIS ARTICLE IS NOT USED

                                    ARTICLE 9
                PROCEDURE FOR DETERMINATION OF COMMERCIALITY AND
                         APPROVAL OF DEVELOPMENT PLANS

9.1 If, at any time Contractor concludes that Commercial Production (or significant additional Commercial Production if Commercial Production has previously been established) from the Agreement Area is feasible, it shall notify Georgian Oil and the State Agency within forty-five
         (45) days of reaching such a conclusion.

9.2 Within forty-five (45) days of receipt of such notice, Contractor shall in the first instance present to the Coordination Committee for approval a proposed Study Program which shall be deemed approved if no written objections are raised by any member of the Coordination Committee within thirty (30) days following receipt thereof. The proposed Study Program shall specify in reasonable detail the appraisal work including seismic, drilling of wells and studies to be carried out and the estimated time frame within which the Contractor shall commence and complete the program and also appropriate budgets.

9.3 Thereafter the Contractor shall carry out the Study Program approved by the Coordination Committee. Within ninety (90) days after completion of such Study Program, the Contractor shall submit to the Coordination Committee a comprehensive evaluation report on the Study Program. Such evaluation report shall include, but not be limited to: geological conditions, such as structural configuration; physical properties and extent of reservoir rocks; pressure, volume and temperature analysis of the reservoir fluid; fluid characteristics, including gravity of liquid hydrocarbons, sulphur percentage, sediment and water percentage, and product yield pattern; Natural Gas composition; production forecasts (per well and per Field); and estimates of recoverable reserves.

9.4 Together with the submission of the evaluation report, the Contractor shall submit to the Coordination Committee a written declaration including one of the following statements:

         a) that the Commercial Production previously notified to Georgian Oil pursuant to Article 9.1 is feasible;

         b) that such Commercial Production is not feasible (contrary to the notice containing Contractor's initial expectations); or

         c) that Commercial Production will be conditional on the outcome of further specified work that the Contractor commits to carry out under a further Exploration or Study Program in specified areas within or outside the relevant Study Area.

9.5 In the event the Contractor makes a declaration under Article 9.4(c) above, Contractor shall be entitled to retain the relevant Study Area pending the completion of the further work committed under that Article, at which time the Contractor shall advise the Coordination Committee of its conclusion as to whether or not there is in fact a new Commercial Discovery and the provisions of Article 9.4(a) or (b) shall be applied accordingly.

9.6 If the Contractor declares pursuant to Article 9.4(a) that Commercial Production is feasible, the Contractor shall submit to the Coordination Committee (a) a proposed Development Plan in respect of the relevant Commercial Discovery (containing the matters specified in Article 9.7 and 9.8) and (b) a proposed designation of the Development Area, both of which shall be subject to the Coordination Committee's approval. Such approval will not be unreasonably withheld or delayed, provided that each shall be deemed approved as submitted if no written objections are presented thereto by any member of the Coordination Committee within forty-five (45) days of receipt. Upon approval being granted or deemed as provided under this Article 9.6, the Contractor, with any requested assistance from the Operator, shall proceed promptly and diligently to implement the Development Plan in accordance with good international Petroleum industry practices, to install all necessary facilities and to commence Commercial Production.

9.7      The Contractor's proposed Development Plan to be submitted pursuant to
         Article 9.6 shall detail the Contractor's proposals for Development and operation of the Development Area. It will detail any facilities and infrastructure which may be required up to the Measurement Point, either inside or outside of the Development Area. Any Development Plan shall set forth production parameters, number and spacing of wells, the facilities and infrastructure (including proposed locations) to be installed for production, storage, transportation and loading of Petroleum, an estimate of the overall cost of the Development, and estimates of the time required to complete each phase of the Development Plan, a production forecast and any other factor that would affect the economic or technical feasibility of the proposed Development.

9.8 Any Development Plan shall also include an abandonment and site restoration program together with a funding procedure for such program. Each abandonment plan shall describe removal and abandonment measures deemed necessary following completion of Production from the relevant Development Area together with an estimate of the costs thereof. The abandonment plan shall provide for the removal of facilities and equipment used in Petroleum Operations or their in place abandonment, if appropriate, in the Development Area and the return of used areas to a condition that reasonably permits the use of such areas for purposes similar to those uses existing prior to the commencement of Petroleum Operations hereunder. All expenditures incurred in abandonment and site restoration shall be treated as Costs and Expenses and recoverable from Cost Recovery Petroleum in accordance with Article 11 and the Accounting Procedure. All funds collected pursuant to the funding procedure shall be dedicated to site restoration and abandonment and will be placed in a special interest bearing account by Contractor, which shall be held in the joint names of the State and the Contractor or their nominees. Contractor's responsibilities for environmental degradation, site restoration and well abandonment obligations, and any other actual, contingent, possible and potential activity associated with the environmental condition of the Development Area shall be limited to the obligation to place the funds agreed to be paid in accordance with the said funding procedure in the approved account in accordance with generally accepted international Petroleum industry practice. Deposits in approved accounts shall be made on a quarterly basis in arrears commencing with the first Calendar Quarter in which there is Available Petroleum. All such payments deposited by Contractor shall be treated as Costs and Expenses and recoverable as Operation Expenses from Cost Recovery Petroleum in accordance with Article 11 of this Agreement. No Taxes shall be imposed on any amounts paid into, received or earned by or held in the special interest bearing account. The State shall be solely responsible for the implementation of the abandonment plan. Allocation of relevant sources and implementation of abandonment plan shall be controlled by and under the rules established by the State Agency for Regulation of Oil and Gas Resources in Georgia.

9.9 Any significant changes to an approved Development Plan or proposals related to extension of a Field or for enhanced recovery projects shall be submitted to the Coordination Committee.

9.10 Subject to the terms of this Agreement the Contractor shall carry out, at its own expense and financial risk, all the necessary Petroleum Operations to implement an approved Development Plan. However, if, the Contractor in its sole discretion determines exploitation turns out not to be commercially profitable, the Contractor shall not be obligated to continue Development or Production and will in such circumstances submit a revised development plan that is commercially profitable to the Coordination Committee or relinquish the Development Area.

9.11 Where there is a perceived need recognised by the State Agency and the Contractor to improve the economic effectiveness of the Petroleum Operations by constructing and operating certain common facilities with other organisations (including for example roads, non-import/non-export pipelines, compression and pumping stations and communication lines) the State Agency and the Contractor shall use their best efforts to reach agreement between themselves and other appropriate enterprises as to the construction and operation of such facilities with all costs, tariffs and investments made by the Contractor to be recoverable as Operation Expenses in accordance with Article 11 of the Agreement and Accounting Procedure.

                                   ARTICLE 10
                        ANNUAL WORK PROGRAMS AND BUDGETS

10.1 Contractor shall be responsible for the procurement of installations, equipment and supplies and entering into contracts for the purchase of goods and services with Sub Contractors including Foreign Sub Contractors and others arising out of Petroleum Operations, all in accordance with approved Work Programs and Budgets. Operator shall assist the Contractor when requested in respect of the matters set out in the previous sentence, and shall implement domestic procurement operations as provided in Clause 7.2(c) in accordance with approved Work Programs and Budgets.

10.2 Contractor shall submit to a minimum Work Program and the corresponding Budget before the Effective Date of the Agreement; Annex D.

10.3 Before the 31st October of each Calendar Year, the Contractor shall prepare and submit to the Coordination Committee for its review a proposed annual Work Program and Budget for the next Calendar Year. If the Coordination Committee agrees to modifications in an annual Work Program and/or Budget, the Contractor shall promptly make such modifications to the Work Program and/or Budget and resubmit the modified Work Program and Budget to the Coordination Committee. The Coordination Committee shall approve each Work Program and Budget within forty five (45) days after receipt of same. If the Coordination Committee fails to notify the Contractor of its approval of the Work Program and Budget within said forty-five (45) days after its receipt, the annual Work Program and Budget proposed by the Contractor together with any modifications timely requested by the Coordination Committee, shall be deemed to have been approved by the Coordination Committee.

10.4 In connection with the review and approval of the annual Work Program and Budget, the Contractor and Operator shall submit to the Coordination Committee such supporting data as reasonably requested by the Coordination Committee.

10.5 The Contractor may, in accordance with the following provisions, incur expenditures in excess of the approved Budget or expenditures outside the approved Budget in carrying out the approved Work Program, provided that the objectives in the approved Work Program are not substantially changed:

         a) In carrying out an approved Budget, the Contractor may, if necessary, incur excess expenditures of no more than ten percent (10%) of the approved Budget in any specified budgetary category. The Contractor shall report quarterly the aggregate amount of all such excess expenditures to the Coordination Committee for confirmation.

         b) For the efficient and as required operative performance of Petroleum Operations, the Contractor may, without approval, undertake certain individual projects which are not included in the Work Program and Budget, for a maximum expenditure of Two Hundred Fifty Thousand U.S.$ (U.S.$250,000), but shall, within ten (10) days after such expenditures are incurred, report to the Coordination Committee for confirmation.

         c) Excess expenditures under this Article 10.5 shall not exceed five percent (5%) of the approved or modified total annual Budget for the Calendar Year. If the aforesaid excess is expected to be in excess of said five percent (5%) of the total annual Budget, the Contractor shall present its reasons therefor to the Coordination Committee and obtain its approval prior to incurring such expenditures.

10.6 In case of emergency (as in where there is an immediate threat to life or property), the Contractor may incur emergency expenditures for the amount actually needed but shall report such expenditures to the Coordination Committee as soon as they are made. The said emergency expenditures shall not be subject to Article 10.5 above.

10.7 Petroleum Operations will only be performed in accordance with the approved or modified annual Work Program and Budget, otherwise they will not be deemed to be Costs and Expenses and will not be treated as Cost Recoverable.

                                   ARTICLE 11
                 ALLOCATION OF PRODUCTION, RECOVERY OF COSTS AND
                EXPENSES, PRODUCTION SHARING, AND RIGHT OF EXPORT

11.1 Contractor shall provide or procure the provision of all funds required to conduct Petroleum Operations under this Agreement, except as otherwise provided in this Agreement, and Contractor shall be entitled to recover its Costs and Expenses from Petroleum produced from the Agreement Area as provided below.

11.2 Costs and Expenses incurred directly or indirectly by Contractor prior to the Effective Date pursuant to the provisions of this Agreement including but not limited to the seismic data acquired by the Contractor over the Agreement Area shall be deemed to be Costs and Expenses for the purposes of this Agreement and shall be deemed to be incurred on the Effective Date and shall be recoverable from Cost Recovery Petroleum in accordance with the provisions of this Agreement provided that these Costs will be documentarily approved by the Coordination Committee.

11.3 Contractor and Operator shall have the right to use free of charge Petroleum produced from the Agreement Area to the extent required for Petroleum Operations under the Agreement. The amount of Petroleum which Contractor and Operator shall be entitled to use for Petroleum Operations shall not exceed the amount which would be expected to be used in accordance with international Petroleum industry practice. For the avoidance of doubt, the use of such Petroleum shall only be for the benefit of Petroleum Operations and not the personal gain of any Party. An appropriate paper shall also be executed for the use of such Petroleum.

11.4 Available Crude Oil and Available Natural Gas (hereinafter referred to collectively as "Available Petroleum") shall be measured at the applicable Measurement Point and allocated as set forth hereinafter.

11.5 Contractor and Georgian Oil shall be entitled to recover all Costs and Expenses incurred in respect of Petroleum Operations in a following manner:

         a) Operations Expenses will firstly be recovered from the Available Petroleum;

         b) Capital Expenditures will be recovered from maximum 50% of remaining Available Petroleum (hereinafter referred to as "Cost Recovery Crude Oil" and "Cost Recovery Natural Gas" as appropriate) following the recovery of Operations Costs.

         Costs and Expenses shall be recovered in a manner consistent with the Accounting Procedure and Article 11.6.

11.6 Costs and Expenses shall be recoverable from Cost Recovery Petroleum on a first in, first out basis (i.e. Costs and Expenses will be recovered according to the date they were incurred, earliest first). Recovery of Costs and Expenses will commence as soon as Cost Recovery Petroleum is available.

11.7 To the extent that in a Calendar Year outstanding recoverable Costs and Expenses related to the Agreement Area exceed the value of all Cost Recovery Crude Oil or Cost Recovery Natural Gas from the Agreement Area for such Calendar Year, the excess shall be carried forward for recovery in the next succeeding Calendar Years until fully recovered, but in no case after termination of the Agreement or otherwise in accordance with the Georgian Law.

11.8 Recovery of Costs and Expenses shall be achieved by transferring to a Party at the Measurement Point title to quantities of Cost Recovery Petroleum of equivalent value (determined in accordance with Article
         12) to the Costs and Expenses to be recovered in accordance with this
         Article 11.

11.9 To the extent that the value of Cost Recovery Petroleum received by a Party from the Agreement Area during a Calendar Quarter is greater or lesser than the Party was entitled to receive for that Calendar Quarter, an appropriate adjustment shall be made in accordance with the Accounting Procedure.

11.10 Following recovery of Costs and Expenses from Cost Recovery Petroleum in accordance with the provisions of this Article 11, the remaining Petroleum including any portion of Cost Recovery Petroleum not required for recovery of Costs and Expenses (hereinafter referred to as "Profit Oil" or "Profit Natural Gas") shall be allocated between Georgian Oil and the Contractor in the following proportions, over each Calendar
         Year:

         a)       Profit Oil:

         1)       before Payment Date     Georgian Oil's Share         - 50%
                                          Contractor's Share           - 50%

         2)       after Payment Date      Georgian Oil's share         - 60%
                                          Contractor's share           - 40%

         b)       Profit Natural Gas:

         1)       before Payment Date     Georgian Oil's Share         - 50%
                                          Contractor's Share           - 50%

         2)       after Payment Date      Georgian Oil's share         - 60%
                                          Contractor's share           - 40%

         Payment Date is the date when Contractor's total costs incurred for production of Crude Oil and Natural Gas are equal to the total of profit received from the sales of Cost Recovery Crude Oil, Natural Gas and Profit Crude Oil, Natural Gas.

11.11    Contractor shall prepare and provide Georgian Oil not less than ninety
         (90) days prior to the beginning of each Calendar Quarter a written forecast setting out the total quantity of Petroleum that Contractor estimates can be produced and saved hereunder during each of the next four (4) Calendar Quarters in accordance with Accepted international Petroleum industry practices and the Work Program established in accordance with Article 10.

11.12 Crude Oil shall be measured at the Measurement Point for purposes of the Agreement and delivered to Georgian Oil and Contractor and each such Party as owners shall take in kind, assume risk of loss and separately dispose of their respective entitlements of Cost Recovery Oil and Profit Oil. All Cost Recovery Natural Gas and Profit Natural Gas shall be sold on a jointly committed basis in accordance with
         Article 16 of this Agreement.

11.13 For the avoidance of any doubt, title to their relevant shares of Petroleum shall pass from the State to Georgian Oil and Contractor as appropriate at the Measurement Point. The Operator has no title to any Petroleum.

11.14 Georgian Oil and Contractor shall agree on procedures for taking volumes of Crude Oil corresponding to their respective entitlements on a regular basis and in a manner that is appropriate having regard to the respective destinations and uses of the Crude Oil, all in accordance with the provisions of this Agreement. If necessary Georgian Oil and Contractor will enter into a lifting agreement setting out the agreed procedures for taking volumes of Crude Oil, and such agreement shall comply with the principles of accepted international Petroleum industry practice.

11.15 Georgian Oil shall have a once only option to participate in Petroleum Operations as a Contractor Party for up to and including fifteen percent (15%) of the total Contractor participating interest as set out in this Article 11 under the following terms and conditions ("Option"):

         11.15.1 Georgian Oil shall have caused the Contractor Licence to have been assigned solely to CanArgo Norio Ltd. Prior to the signing of this Agreement.

         11.15.2 The right to exercise the Option shall accrue on the date that Contractor submits the first Development Plan to the Coordination Committee pursuant to Article 9.4 (a) ("Option Accrual Date").

         11.15.3 Georgian Oil must exercise the Option within one hundred and eighty (180) days from Option Accrual Date by giving notice in writing to Contractor of its desire to do so and specifying in the notice the percentage interest which it wishes to acquire.

         11.15.4 Georgian Oil's right to exercise the Option shall be subject to:

                  a)       its ability to satisfy the terms of Articles 26.1 and
                           26.3 to the reasonable satisfaction of CanArgo Norio Ltd.

                  b)       payment of Back Costs in accordance with Article
                           11.15.5; and

                  c) execution of a Joint Operating Agreement in accordance with Article 11.15.9.

         11.15.5 If Georgian Oil exercises the Option, then Georgian Oil will become liable for payment to Contractor in U.S.$ of Costs and Expenses incurred prior to the submittal of the first Development Plan ("Back Costs") in proportion to the percentage participating interest which it wishes to acquire. Any unpaid share of Costs and Expenses for which Georgian Oil is liable hereunder will accrue interest at the rate of LIBOR plus five (5) percent per annum from the Option Accrual Date. Back Costs must be paid in full in order for Georgian Oil to acquire a participating interest. Failure by Georgian Oil to satisfy all terms including payment of Back Costs within 180 days from the Option Accrual Date will result in the lapse of the Option.

         11.15.6 Georgian Oil shall bear its pro rata share of Costs and Expenses and other costs attributable to the Contractor Parties in connection with Petroleum Operations incurred from and after the date of submittal of the first Development Plan in proportion to the participating interest which it acquired through exercise of the Option. Upon exercise of the Option, Georgian Oil shall pay all of its share of Costs and Expenses and other costs attributable to the Contractor Parties in connection with Petroleum Operations incurred from the Option Accrual Date through the date of exercise of the Option within ten (10) Days of receipt of invoice from CanArgo Norio Ltd for such costs. For costs following the date of exercise of the Option, if CanArgo Norio Ltd so requests, Georgian Oil shall advance its share of estimated cash requirements for each succeeding Month's operations based on CanArgo Norio Ltd's estimate of the money to be spent in such Month. Each such cash call shall be made in writing and delivered to Georgian Oil not less than fifteen (15) Days before the payment due date, which shall be no sooner than the first business Day of the Month for which the advances are required. Georgian Oil shall wire transfer its share of each such cash call to CanArgo Norio Ltd on or before the due date, in the currencies requested at a bank designated by CanArgo Norio Ltd. If Canargo Norio Ltd does not request Georgian Oil to advance its share of estimated cash requirements, then Georgian Oil shall pay its share of cash expenditure for each Month within ten
                  (10) Days following receipt of CanArgo Norio Ltd's invoice.

         11.15.7 Following exercise of the Option Georgian Oil will be considered a Contractor Party under the Agreement, enjoying all the rights and bearing all the obligations of a Contractor Party with respect to the participating interest it has acquired through exercise of the Option, except as modified in this Article 11.15, and shall be represented by CanArgo Norio Ltd from and after exercise of the Option.

         11.15.8 The right to exercise the Option is personal to Georgian Oil and is not capable of assignment by Georgian Oil to any Third Party. The Option shall lapse upon any purported assignment or transfer of the Option by Georgian Oil to any Third Party.

         11.15.9 Georgian Oil will, within a reasonable time after exercise of the Option, enter into an operating agreement based on the Association of International Petroleum Negotiators Model International Joint Operating Agreement then current ("AIPN Model") with CanArgo Norio Ltd which shall include terms, among others, embodying at least the following principles: (i) voting rights in proportion to participating interests; (ii) the minimum required vote to effect a decision being at least seventy-five percent (75%) of participating interests; (iii) cash call and default provisions that include forfeiture of interest for failure to cure; and (iv) such other terms and provisions as are commonly included in international petroleum operating agreements. If at the time that Georgian Oil exercises the Option Contractor Parties have already entered into a joint operating agreement based on the AIPN Model, then Georgian Oil shall ratify and join in such operating agreement.

         11.15.10 Georgian Oil has not exercised and shall not exercise any rights it may have pursuant to Article 26.2 and shall be deemed to have given its approval pursuant to Article 26.3 with respect to any assignment to CanArgo Norio Ltd made prior to signing of this Agreement

         11.16 There are no production or other bonuses payable to the State under this Agreement.

                                   ARTICLE 12
                               CRUDE OIL VALUATION

12.1 Parties agree that the value of Cost Recovery Petroleum should reflect the actual price received by the Contractor for the said Petroleum. Given that the Contractor can demonstrate that Petroleum is being sold to an independent third party on an arms length basis, then the Cost Recovery Crude Oil shall be valued as the actual revenues received by the Contractor for sales of Crude Oil at the Measurement Point (adjusted if necessary for transportation, storage and processing costs). If however such an independent third party sale cannot be demonstrated, or at the discretion of the Contractor, then the Parties agree that the value of the Cost Recovery Crude Oil, if sold on International Markets, shall be adjusted to the international market price for Crude Oil from time to time. In this case, for the purpose of determining the value of the Cost Recovery Petroleum taken and disposed of by the Parties and/or their assignees under this Agreement during each Calendar Quarter, Georgian Oil and Contractor shall, prior to the date of Commercial Production, agree upon the basket of Crude Oil freely traded in international markets and referred to in subparagraph
         a) below and the value of the Cost Recovery Petroleum shall be adjusted to reflect the weighted average of daily f.o.b. prices for Agreement term of sales from Petroleum producing countries in international markets for the same Calendar Quarter of such basket of crude oil, it being understood that the following principles will apply:

         a) The weighted average of the basket shall be such that the average gravity of the basket and the average gravity of the Crude Oil produced under this Agreement are equal; and

         b) The prices for individual referenced crude oil markers used within the basket shall be based upon the numerical average of a daily report of the actual price for each referenced crude oil marker as published in agreed internationally recognised publications; and

         c) Adjustment provisions will be incorporated into the basket formula to take account of transportation costs involved in Crude Oil produced under this Agreement arriving at a designated sales point (where the sales point is not the Measurement Point) and to take account of gravity variation beyond a pre-agreed range; and

         d) Unless agreed otherwise, the last calculated weighted average basket price shall serve as the provisional price for a Calendar Quarter until a new price is determined.

12.2 In the event that Georgian Oil and Contractor are unable to agree upon the basket of Crude Oil envisaged in Article 12.1 above, or the principles relating thereto, then either Georgian Oil or Contractor may refer the question for a final, non-revisable determination by an independent expert designated by the UK Institute of Petroleum. Pending such determination, the price shall be as determined in Article 12.1(d) above.

12.3 Natural Gas shall be valued at the actual revenues received less transportation, storage, treatment, processing, marketing, distribution, liquefaction and all other associated costs incurred by Contractor beyond the Measurement Point in supplying Natural Gas to customers beyond the Measurement Point.

                                   ARTICLE 13
                 ANCILLARY RIGHTS OF THE CONTRACTOR AND OPERATOR

13.1 In addition to the rights to carry out Petroleum Operations within the Agreement Area the State and Georgian Oil shall provide or otherwise procure access to Contractor to all existing facilities and infrastructure in the Agreement Area owned by the State or Georgian Oil for the purpose of carrying out its Petroleum Operations during the term of the Agreement. Such access shall be on terms as regards access and tariffs no less favourable than those offered to other persons or entities, in addition, in any case within the Petroleum Law.

13.2 Provided that Georgian Oil and the State are submitted information below, the Contractor shall have the right to use, produce, reprocess and export all existing geoscience, engineering, environmental and geodetic data (including magnetic tapes and films) maps, surveys, reports, and studies it deems necessary to carry out Petroleum Operations hereunder including, but not limited to: magnetic surveys, seismic surveys, well logs and analysis, core analysis, well files, geologic and geophysical maps and reports, reservoir studies, reserve calculations, accurate geodetic coordinates for the location of all wells and seismic lines and all other pertinent data relative to the

         Agreement Area. In the event that any information is to be sold to any third party by Georgian Oil or the Contractor (consent on which is required from Coordination Committee and State Agency) profit shall be distributed in accordance with the share of Profit Oil under the
         Article 11. In addition, in accordance with the Petroleum Law.

13.3 The Contractor shall have the right to conduct all geoscience, engineering, environmental and geodetic studies it deems necessary to carry out Petroleum Operations under the Work Program. Said studies may include, but are not limited to: seismic surveys, magnetic surveys, global positioning surveys, aerial photography (obtaining relevant permits), collection of soil/water/oil/rock samples for scientific and environmental studies. Contractor shall be granted access to and/or permission to fly subject to obtaining appropriate consents (which will not be unreasonably withheld or delayed) over the Agreement Area to conduct said studies. Contractor shall have the right to import equipment and supplies necessary to conduct said studies as well as the right to export data, film and samples to laboratories outside the State to conduct such studies unless restricted by law of Georgia.

13.4 Subject to (i) prior approval by the Coordination Committee; and (ii) prior consent and/or permit with any necessary local administration or State body and relevant landowners, the Contractor and/or Operator shall have the right to clear the land, to dig, pierce, drill, construct, erect, locate, supply, operate, manage and maintain pits, tanks, wells, trenches, excavations, dams, canals, water pipes, factories, reservoirs, basins, maritime storage facilities and such, primary distillation units, separating units for first oil extraction, sulphur factories and other Petroleum producing installations, as well as pipelines, pumping stations, generator units, power plants, high voltage lines, telephone, telegraph, radio and other means of communication (including satellite communication systems), plants, warehouses, offices, shelters, personnel housing, hospitals, schools, premises, underwater piers and other installations, means of transportation, roads, bridges, and other means of transportation, garages, hangers, workshops, maintenance and repair shops and all the auxiliary services which are necessary or useful to Petroleum Operations or related to them and, more generally, everything that is or could become necessary or accessory to carry out the Petroleum Operations but for the avoidance of any doubt in accordance with the relevant law of Georgia.

13.5 The agents, employees and personnel of both Contractor and Operator, or Subcontractors may enter or leave the Agreement Area and have free access, within the scope of their functions, to all installations put in place by the Contractor or Operator or otherwise utilised in Petroleum Operations.

13.6 Subject to prior consent of any appropriate local State bodies and the relevant landowners the Contractor shall have the right to utilise the upper soil, mature timber, clay, sand, lime, gypsum and stones other than precious stones, and any other similar substances, necessary for the performance of Petroleum Operations only in accordance with Georgian law. The Contractor may utilise the water necessary for Petroleum Operations, on condition that reasonable efforts are taken to minimise potentially adverse effects on irrigation and navigation, and that land, houses and the watering places are not adversely affected.

13.7 The Contractor shall have the right to use existing pipeline and terminal facilities belonging to or under the control of the State or Georgian Oil. The State and Georgian Oil shall assist in making these facilities available to the Contractor on terms with regard to access and tariffs that are no less favourable than those available to others including Georgian Oil and any other State enterprise. Priority shall be given in the use of such pipelines and facilities to Petroleum produced within Georgia.

                                   ARTICLE 14
                        ASSISTANCE PROVIDED BY THE STATE

14.1 To enable the Contractor to properly carry out the Petroleum Operations, the State Agency shall have the obligation to assist the Contractor and Georgian Oil upon request to:

         a) provide the approvals or permits needed to conduct Petroleum Operations and to carry out associated business activities and to open bank accounts (for both local and foreign currency) in Georgia;

         b) arrange for Foreign Exchange to be converted in accordance with the principles set out in Article 19.9 of this Agreement;

         c) use office space, office supplies, transportation and communication facilities and make arrangements for accommodations as required;

         d)       assist with any custom formalities;

         e) provide entry and exit visas and work permits for employees and their family members of Operator, Contractor, their Affiliated companies and Foreign Subcontractors, who are not citizens of Georgia, and who come to Georgia to implement the Agreement and to provide assistance for their transportation, travel and medical facilities whilst in Georgia;

         f) provide necessary permits to send abroad documents, data and samples for analysis or processing during the Petroleum Operations;

         g) contact and instruct appropriate departments and ministries of the State and any other bodies controlled by the State to do all things necessary to expedite Petroleum Operations;

         h) provide permits, approvals, and land usage rights requested by Contractor and/or Operator for the construction of bases, facilities and installations for use in conducting Petroleum Operations; and

         i) provide to the Contractor data and samples if such data and samples exist concerning the Agreement Area other than those produced as a result of Petroleum Operations

14.2 The State Agency may charge as administrative fees for such assistance such reasonable amounts as may be customary for the provision of such services, but in no event shall such charges be in excess of charges applicable to Third Parties for comparable service or assistance. It is also understood that in respect to a number of matters such as the conversion of currency and the provision of accommodations, for example, the State may also have to secure the services of private Third Parties. All administrative fees will be in keeping with the schedule as set out in Annex E to this Agreement.

14.3 Notwithstanding anything in this Agreement to the contrary, Contractor agrees to pay the fees described in Article 14.2 to the State Agency, together with reimbursement to the Agency for all direct expenses incurred by it in preparing and making necessary applications to ministries, state agencies or other governmental authorities in the course of obtaining permits and approvals required for Contractor and/or Operating Company to conduct Petroleum Operations. Such direct expenses may include the costs of retaining experts to review or prepare technical submissions (e.g. environmental or engineering data), but in no event shall the State Agency charge for additional compensation, if any, to its personnel for performing such services. Direct expense items also shall include, but not be limited to copying or printing of applications and supporting data submitted to other governmental bodies, transportation and hall rental for public hearings required by laws or authorities other than those of the Agency itself, and similar items that the Agency cannot reasonably provide through its resources.

14.4 Fees and direct expenses paid under Articles 14.2 and 14.3 shall be treated as Costs and Expenses for the purpose of determining Cost Recovery Petroleum.

14.5 Contractor shall pay to the State Agency an Administrative/Licence Fee in the amount of US$60,000.00 for obtaining a permit for usage of oil and gas resources. The Administrative/Licence Fee will be paid in two installments each of US$30,000.00. The first installment will be paid on the Effective Date and the second installment will be paid on the first anniversary of the Effective Date.

                                   ARTICLE 15
                 MEASUREMENT, QUALITY AND VALUATION OF PETROLEUM

15.1 All Petroleum produced, saved and not used in the Petroleum Operations in accordance with Article 11.3 shall be measured at the Measurement Point approved in the Development Plan.

15.2 The Measurement Point shall be the very final facility among all facilities the cost of which is included as a Cost and Expense recoverable from Cost Recovery Petroleum under the Agreement.

15.3 All Petroleum shall be measured in accordance with standards generally acceptable in the international Petroleum industry. All measurement equipment shall be installed, maintained and operated by the Operator. The installed measurement equipment will have certificates of Georgian state standards organization. The Contractor and Georgian Oil and the State Agency shall be entitled periodically to inspect the measuring equipment installed and all charts and other measurement or test data at all reasonable times. The accuracy of measuring equipment shall be verified by tests at regular intervals and upon request by either party, Georgian Oil and the State Agency or the Contractor, using means and methods generally accepted in the international Petroleum industry by the state standard organisation of Georgia.

15.4 Should a meter malfunction occur, Operator shall immediately have the meter repaired, adjusted and corrected and following such repairs, adjustment or correction shall have it tested or calibrated to establish its accuracy. Upon the discovery of metering error, Operator shall have the meter tested immediately and shall take the necessary steps to correct any error that may be discovered and after each case approval of the state standard of Georgia on using the meter is necessary.

15.5 In the event a measuring error is discovered, Contractor and Georgian Oil shall use all reasonable efforts to determine the correct production figures for the period during which there was a measuring error and correct previously used readings. Contractor shall submit to the Coordination Committee and the State Agency a report on the corrections carried out. In determining the correction, Contractor shall use, where required, the information from other measurements made inside or outside the Development Area. If it proves impossible to determine when the measuring error first occurred, the commencement of the error shall be deemed to be the point in time halfway between the date of the previous test and the date on which the existence of the measuring error was first discovered.

15.6 All measurements for all purposes in this Agreement shall be adjusted to standard conditions of pressure at sea level and temperature at sixty degrees Fahrenheit (60 degrees F).

                                   ARTICLE 16
                                   NATURAL GAS

16.1     Associated Natural Gas

         a) Associated Natural Gas produced within the Agreement Area shall be used primarily for purposes related to the Production Operations and production enhancement including, without limitation, oil treating, gas injection, gas lifting and power generation.

         b) Based on the principle of full utilisation of the Associated Natural Gas and with no impediment to normal production of the Crude Oil, any Development Plan shall include a plan of utilisation of Associated Natural Gas. If there is any excess Associated Natural Gas remaining in any Oil Field after utilisation pursuant to Article 16.1.a) above (hereafter referred to as "Excess Associated Natural Gas"), the Contractor shall carry out a feasibility study regarding the commercial utilisation of such Excess Associated Natural Gas.

                  i) If Georgian Oil and Contractor agree that Excess Associated Natural Gas has no commercial value, then Operator shall act under the plan approved by Coordination Committee, so that not to interfere with normal oil production. Besides, in order to avoid any doubt, both the plan and the Operator's activities under the plan shall exclude pollution and correspond to relevant standards effective in Georgia, which shall be agreed with the State Agency for Regulation of Oil and Gas Resources in Georgia.

                  ii) If Georgian Oil and Contractor agree that Excess Associated Natural Gas has commercial value, they will endeavour to enter into gas sales agreement(s) and/or other commercial and/or technical arrangements with Third Parties required to develop such Natural Gas. Investments in the facilities necessary for production, transportation and delivery of Excess Associated Natural Gas shall be made by the Contractor. The construction of facilities for such Production and utilisation of the Excess Associated Natural Gas shall be carried out at the same time as the Development Operations, or at any time as may be agreed to by the Parties.

                  iii) If either Georgian Oil or Contractor considers that Excess Associated Natural Gas has commercial value while the other considers that Excess Associated Natural Gas has no commercial value, the one who considers Excess Associated Natural Gas to have commercial value may utilise such Excess Associated Natural Gas, at its own cost and expense and without impeding the Production of Crude Oil and without affecting the shares of Crude Oil and Natural Gas otherwise to be allocated under the other provisions of this Agreement, but if such Excess Associated Natural Gas is not so utilised at any time or from time to time, then such Excess Associated Natural Gas shall be disposed of by the Operator in accordance with Article 16.1 b) i).

         c) The price of Associated Natural Gas produced from the Agreement Area shall be determined by Georgian Oil and Contractor based on general pricing principles taking into consideration such factors as sales prices of internationally transported gas delivered in Western Europe, quality and quantity of the Associated Natural Gas (including the equivalent substitute energy value) and the economics of Development. Unless otherwise agreed, Georgian Oil and Contractor shall participate in all gas sales agreements entered into for the sale of Associated Natural Gas produced from the Agreement Area in proportion to their Article 11 allocation rights. Gas sales prices shall be denominated in U.S.$. If gas sales are carried out in the local Georgian market, sales price shall be denominated in local currency, in accordance with exchange rate of US$ into local currency determined by the National Bank of Georgia at the moment of gas sale.

         d) Investments made in conjunction with the utilisation of both Associated Natural Gas and Excess Associated Natural Gas, together with investments incurred after approval of a Development Plan in carrying out feasibility studies on the utilisation of Excess Associated Natural Gas, shall be charged to Operation Expenses.

16.2     Non-associated Natural Gas

         a) When any Non-associated Natural Gas is discovered within the Agreement Area, Georgian Oil and Contractor shall implement a program regarding the Appraisal and possible development and marketing of the Non-associated Natural Gas in the domestic and international markets. This program shall include the following principles:

                  i) After Non-associated Natural Gas has been discovered within the Agreement Area, the Contractor shall present to the Coordination Committee, a report, including, without limitation, an initial estimate of the boundaries of the Non-associated Natural Gas reservoir and a range of recoverable reserves.

                  ii) The decision period for commitment by Contractor to an Appraisal Program shall be as soon as is practical in all the circumstances but shall not be longer than three (3) months from the submission of the discovery report. During this decision period, the Coordination Committee will form a Marketing Team whose goal will be to conduct preliminary market studies and analyse the potential markets for the Non-associated Natural Gas. During this decision period, Contractor will report to the Coordination Committee at regular intervals on the progress and results of the technical evaluation of moving forward with an Appraisal Program. Within the said decision period, Contractor will make its election whether or not to commit to an Appraisal Program for the Non-associated Natural Gas.

                  iii) If the Contractor commits to an Appraisal Program for the Non-associated Natural Gas reservoir, delineation and review of the potential of the Non-associated Natural Gas reservoir will continue for a period not longer than three (3) months from the submission of the discovery report. During the review and Appraisal periods, Contractor shall maintain all rights and interests in the relevant portion of the Agreement Area.

                  iv) The expenses incurred by the Contractor in carrying out the said review, evaluation and Appraisal Program and the expenses incurred by the Marketing Team representatives in conducting the preliminary market studies and analysing the markets for the Non-associated Natural Gas shall be charged to Operation Expenses and are recoverable from Cost Recovery "Natural Gas".

         b) Following the completion of the Appraisal Program and review of the potential of the discovery, Contractor shall submit an appraisal report to the Coordination Committee. If the Coordination Committee decides that the Discovery is commercial, the Parties shall agree on a Development Plan. The Parties shall also endeavour to finalise Gas Sales Agreement(s) and other agreements necessary for the commercialisation of such Non-associated Natural Gas.

         c) The price of the Non-associated Natural Gas produced from the Agreement Area shall be determined based on general pricing principles, taking into consideration such factors as representative sales prices of internationally transported volumes delivered to distributors and end users in Western Europe, quality and quantity of the Natural Gas (including the equivalent substitute energy) and the economics of the Development of such Natural Gas. Unless otherwise agreed, Georgian Oil and Contractor shall participate in all Gas Sales Agreements entered into for the sale of Non-associated Natural Gas produced from the Agreement Area in proportion to their
                  Article 11 allocation rights. Sales Agreement prices shall be denominated in U.S.$. In case if gas sale is carried out in local market, sales price shall be denominated in local currency, in accordance with exchange rate of

                  US$ into local currency determined by the National Bank of Georgia at the moment of gas sale.

         d) The production period of any Gas Field within the Agreement Area shall be a period equal to the production period of the Agreement.

         e) Recognizing the needs of the local Georgian gas market, the State shall have the right to take in-kind the State's share of the Non-Associated Profit Natural Gas and the Excess Associated Profit Natural Gas, at its own costs and expense, from the Measurement Point. Such election to take in-kind shall indicate the volumes to be taken, and shall be made prior to the submission of a Development Plan by the Contractor. In the event of such election, the State and Contractor acknowledge that the State shall not act to displace the Contractor from the available domestic Natural Gas market, and that the Contractor will make available transportation, if any, for the State's share on a pro-rata basis at a fee that will allow Contractor to recoup only that share of its Costs and Expenses attributable to such transportation of State' share. The State shall not exercise its right to take in-kind the State's share of Profit Natural Gas in the event that the Contractor has contracted to sell or is in negotiations to sell Natural Gas internally in Georgia.

16.3 Contractor may participate in the installation and operation of the pipeline(s) required to transport Natural Gas produced from the Agreement Area to the market for such Natural Gas and share in any revenues generated from the use of said pipeline(s) by others. If Contractor participates in the installation and operation of such pipeline(s), the installation and operation of such pipeline(s) shall be included in a Development Plan and Petroleum Operations under this Agreement. Any such investment shall be recoverable from Cost Recovery "Natural Gas".

16.4 If the State, any state-owned company or other entity, or Georgian Oil provides Natural Gas transportation services to Contractor, then the tariffs charged to Contractor for such services shall be non-discriminatory, and in no case will exceed the tariffs charged to other entities.

                                   ARTICLE 17
                                TAX/FISCAL REGIME

17.1     This Article shall apply to each Contractor Party individually.

17.2 Subject to Current Georgian Legislation each Contractor Party, Foreign Employee and Operator shall be entitled to full and complete exemption from all Taxes prior to or after the Effective Date of this Agreement except as otherwise provided for in this Agreement.

17.3 It is acknowledged that Double Tax Treaties will have effect to give relief from Taxes to, but not limited to, Contractor, Contractor Parties, Foreign Subcontractors and Foreign Employees in accordance with the provisions of such Double Tax Treaties, but not otherwise.

17.4     Each Contractor Party shall be subject to "Profit Tax" Chapter II,
         Article 5, "Mineral Usage Tax" Chapter X of the Taxation Code of
         Georgia.

17.5 Each Contractor Party shall be subject to the Profit Tax for the duration of the Agreement, at a rate determined by the Law per calendar year in accordance with taxable base defined in Article 17.8. As for Mineral Usage Tax, the tax rate will be five (5) percent.

17.6 Georgian Oil, its successors or assignees will assume, pay and discharge, in the name and on behalf of each Contractor Party, that Contractor Party's Profit Tax liability and Mineral Usage Tax liability for a Calendar Year calculated in accordance with this Article 17 out of Georgian Oil's share of Profit Oil and Profit Natural Gas for that Calendar Year. The Georgian Oil Profit Oil and Profit Natural Gas share as determined by Article 11 of this Agreement will include an amount equal in value to all of the Contractor Parties' Profit Tax and Mineral Usage Tax liabilities.

17.7 The obligation to assume, pay and discharge each Contractor Party's payment of Profit Tax and Mineral Usage Tax (and only these taxes) set out above by Georgian Oil in accordance with the provisions of Article
         17.6 shall fulfill the entire tax liability of each Contractor Party, except for the VAT on local sales and taxes established on salaries of hired physical persons by law, taking into account that no social taxes apply to foreign physical persons by law.

17.8 The calculation of the taxable base (balance profit/(loss)) for each Contractor Party for a Calendar Year shall be as follows:

         a) The taxable base (balance profit/(loss)) for each Contractor Party shall be determined as the total of each such Contractor Party's sales revenues from Cost Recovery Petroleum, Profit Oil and Profit Natural Gas acquired by that Contractor Party pursuant to Article 11 of this Agreement reduced by, (i) the Contractor Party's sales revenues from Cost Recovery Petroleum and (ii) the Contractor Party's share of costs and the Contractor Party's own costs incurred during a Calendar Year in respect of Petroleum Operations which are not included in Costs and Expenses determining Cost Recovery Petroleum in
                  Article 11 of this Agreement and (iii) any loss calculated in accordance with Article 17.9 of this Agreement.

         b) Sales revenues from Cost Recovery Petroleum shall be defined as the value of the volumes of Cost Recovery Petroleum, taken and disposed of by the Contractor Party and/or their assignees under this Agreement during a Calendar Year and determined by applying the principles of valuation set out in Article 12 of this Agreement. Sales revenues from Profit Oil and Profit Natural Gas shall be defined as the value of the volumes of Profit Oil and Profit Natural Gas taken and disposed of by the Contractor Party and/or their assignees under this Agreement during a Calendar Year.

                  Profit Oil volumes will be valued at the actual price received at the Measurement Point where actually sold at the Measurement Point. Where Profit Oil volumes are not sold at the Measurement Point, they shall be valued at the actual price received at the sales point less transportation and other associated costs incurred by the Contractor Party in transporting such Profit Oil from the Measurement Point to the actual sales point.

         c) For the purposes of this Article 17 and specifically for the purposes of calculating the taxable base of a Contractor Party in accordance with this Article 17.8 and Article 17.9, Costs and Expenses incurred by a Contractor Party prior to the Effective Date of this Agreement be deemed to have been incurred on the Effective Date of this Agreement, provided such Costs and Expenses are proved by relevant documents and are proved by Coordination Committee.

         d) For the purposes of calculating the taxable base of a Contractor Party in accordance with this Article 17.8 and
                  Article 17.9, sales revenues related to Petroleum Operations and costs incurred in respect of Petroleum Operations shall be determined both in U.S.$ and in local currency. Sales revenues in currency other than the U.S.$ and costs incurred in currency other than the U.S.$ shall be translated into U.S.$ in accordance with the principles set out in Article 19.9 of this Agreement.

17.9 If in calculating the taxable base of a Contractor Party the total sum of deductions, represented by sales revenues from Cost Recovery Petroleum and costs incurred in respect of Petroleum Operations which are not included in Costs and Expenses in determining Cost Recovery Petroleum in Article 11 of this Agreement, exceed sales revenues from Cost Recovery Petroleum, Profit Oil and Profit Natural Gas in any Calendar Year, the resulting loss (balance loss) may be carried forward by a Contractor Party to the following Calendar Year and to subsequent Calendar Years, one at a time in chronological order, and shall be deductible in full and without restriction in computing such Contractor Party's taxable base in such Calendar Year(s) until such time as the loss is wholly offset against such Contractor Party's taxable base or in accordance with the Tax Code. Provided, such losses are documented and approved by Coordination Committee.

17.10 Each Contractor Party shall maintain its tax books and records both in local currency and in U.S.$. The calculation of the taxable base for each Contractor Party will be carried out in accordance with Article
         17.8 d) of this Agreement.

         The payment of the Profit Tax and Mineral Usage Tax will be carried out in local currency, unless otherwise provided by Georgian Legislation

17.11 The Profit Tax return for each Contractor Party shall be prepared and submitted as follows:

         I. Each Contractor Party shall prepare a Profit Tax return in local currency and in U.S.$ for each Calendar Year and submit it to Georgian Oil by 15 February following the Calendar Year, so that Georgian Oil can submit a Contractor Party's Profit Tax return to the relevant Tax authority within terms established by the Law.

         II. The Profit Tax return shall be prepared based on Contractor books and accounts of Petroleum Operations as described in
                  Article 18 of this Agreement which Contractor is required to maintain in local currency and in U.S.$ in accordance with the Accounting Procedure attached hereto as Annex C.

17.12 Proper official assessments of a Contractor Party's Profit Tax liability for each Calendar Year, and proper official receipts shall be issued by the proper tax authorities and shall state the date and amount and other particulars customary in Georgia for such receipts and the currency in which the Profit Tax was paid.

17.13 Georgian Oil shall furnish to each Contractor Party the proper official receipts that evidence official payment by Georgian Oil of that Contractor Party's Profit Tax liability for a Calendar Year by 15 April following the Calendar Year.

17.14 Georgian Oil shall not credit, directly or indirectly, Contractor Parties' Profit Tax payments against Georgian Oil's tax or any other payments to the Government or the treasury of Georgia required from Georgian Oil.

17.15 Georgian Oil shall assume, pay and discharge any penalties, interest, fines or similar levies for late payment of a Contractor Party's Profit Tax and/or Mineral Usage tax liabilities in respect of any Calendar Year.

17.16 The State will notify each Contractor Party within one (1) month of the Effective Date of this Agreement of the tax authority office ("the Tax Authority") which is to be located in Tbilisi and be responsible for and administer the implementation of the provisions of this Agreement including but not limited to the filing of a Contractor Party's Profit Tax return for each Calendar Year, the issuing of official assessments and receipts evidencing the payment of each Contractor Party's Profit Tax and Mineral Usage Tax liabilities, any audit in respect of any Calendar Year of a Contractor Party's Profit Tax and Mineral Usage Tax return and any other payment, liability or procedures in respect of any other Taxes.

17.17 Employees of the Contractor, Contractor Parties, their Affiliates and Subcontractors, and those employees assigned by Contractor to Operator who are not citizens of Georgia ("Foreign Employees") shall be liable to Georgian personal income tax imposed by the State in accordance with the Tax Code. A Foreign Employee will continue to be subject to the provisions of any applicable Double Tax Treaty.

17.18 Foreign Employees who perform work in Georgia and their employers that would otherwise be covered by and subject to social insurance, pension fund contributions and similar payments under the social security system of Georgia will be exempt from those payments.

17.19 The only Taxes, duties, fees or other charges to be levied by the State or by any other Governmental entity on a Foreign Subcontractor in connection with Petroleum Operations pursuant to this Agreement shall be a tax to be withheld by any person or other legal entity making revenue payments to a Foreign Subcontractor in the currency in which the payment is made (the "Withhold Tax"). The Withhold Tax shall be calculated in accordance with Georgian Law, provided that at the moment of concluding the Agreement it was 4 (four) percent.

17.20    VAT shall be imposed as follows:

         a) Goods, works and services supplied directly or indirectly to or by a Contractor Party or its Affiliates, Operator or a Foreign Subcontractor for the purpose of Petroleum Operations shall be exempt from VAT, save that the Contractor shall charge VAT (at the then current rate but not exceeding twenty (20%) per cent on Petroleum sold locally within Georgia which is not intended for export.

         b) All imports including but not limited to goods, equipment, works, services, loans and other forms of financing acquired by a Contractor Party or its Affiliates, Operator, their Subcontractors or their agents for the purpose of Petroleum Operations shall be exempt from VAT and from excise duty on oil products.

         c) Import and re-export of goods for personal use by Foreign Employees and family members will not be subject to VAT according to current Georgian Law.

         d) Exports of Petroleum by each Contractor Party or its agents shall be exempt from VAT with credit (zero per cent rate).

         e) All re-exports by a Contractor Party or its Affiliates, Subcontractors or their agents of goods, works and services supplied for the purposes of Petroleum Operations including but not limited to re-export of goods temporarily imported into Georgia for the purposes of Petroleum Operations shall be exempt from VAT with credit (zero per cent rate).

                                   ARTICLE 18
                    ACCOUNTING, FINANCIAL REPORTING AND AUDIT

18.1 Contractor shall maintain books and accounts of Petroleum Operations in accordance with the Accounting Procedure attached hereto as Annex C. These shall be maintained in local currency of Georgia and in U.S.$ in accordance with generally accepted international Petroleum industry accounting principles. All books and accounts which are made available to Georgian Oil or to the State Agency in accordance with the provisions of the Accounting Procedure shall be prepared both in the Georgian and English languages.

18.2 The Accounting Procedure specifies the procedure to be used to verify and establish promptly and finally Contractor's Costs and Expenses under Article 11 of this Agreement.

18.3 Sales revenues, expenditures, financial results, tax liabilities, and loss carry-forwards of each Contractor Party shall be determined in accordance with the rules, rights, and obligations set forth in this Agreement in so far as such sales revenues, expenditures, financial results, tax liabilities, and loss carry-forwards are related to Petroleum Operations under this Agreement.

18.4 To the extent that Georgian Oil incurs Costs and Expenses which are recoverable from Cost Recovery Petroleum in accordance with Article 11, Georgian Oil shall maintain separate books and accounts. These books and accounts shall be maintained in local currency of Georgia and in U.S.$, in the Georgian language and the English language and shall be in accordance with generally accepted international Petroleum industry accounting principles. Prior to Georgian Oil commencing to incur Costs and Expenses an accounting procedure which establishes the method for accounting for Georgian Oil's participation in the funding of Petroleum Operations shall be agreed and approved by Coordination Committee. The Contractor and the State Agency shall have the right to audit the books and accounts maintained by Georgian Oil.

18.5 On annual basis Contractor shall submit to Georgian Oil and Agency an internationally recognized audit's report on Costs and Expenses incurred, that under Article 11 should be compensated by Cost Recovery Petroleum, the report shall also include profit calculation pursuant to provisions of Article 17 of this Agreement. Agency and/or Georgian Oil shall have the right to audit the books and accounts maintained by Contractor.

                                   ARTICLE 19
                     CURRENCY, PAYMENTS AND EXCHANGE CONTROL

19.1 Contractor and each Contractor Party, and their Affiliates and Operator shall have the right to open, maintain, and operate Foreign Exchange bank accounts both in and outside of Georgia and local currency bank accounts inside Georgia. Such operations performed in Georgia will comply with Petroleum Law and Current Georgian Legislation.

19.2 Contractor and each Contractor Party, and their Affiliates shall have the right to transfer all funds received in and converted to Foreign Exchange in Georgia without payment of Taxes, fees, duties or imposts to bank accounts outside Georgia in accordance with Petroleum Law and Current Georgian Legislation.

19.3 Contractor and each Contractor Party, and their Affiliates shall have the right to hold, receive and retain outside Georgia and freely use all funds received and derived from Petroleum Operations by them outside Georgia without any obligation to repatriate or return the funds to Georgia, including but not limited to all payments received from export sales of Contractor Parties' share of Petroleum and any sales proceeds from an assignment of their interest in this Agreement.

19.4 Contractor and each Contractor Party, and their Affiliates, and Operator have the right to import into Georgia funds required for Petroleum Operations under this Agreement in Foreign Exchange.

19.5 Contractor and each Contractor Party, and their Affiliates shall have the right to pay outside of Georgia for goods, works and services of whatever nature in connection with the conduct of Petroleum Operations under this Agreement without having first to transfer to Georgia the funds for such payments.

19.6 Whenever such a need arises Contractor and each Contractor Party and their Affiliates, and Operator shall be entitled to purchase local currency with Foreign Exchange and covert local currency into Foreign Exchange in accordance with provisions stipulated in legislation.

19.7 Contractor and each Contractor Party, and their Affiliates shall have the right to pay outside Georgia principal and interest on loans used for funding Petroleum Operations without having to first transfer to Georgia the funds for such payment.

19.8 Contractor and each Contractor Party and their Affiliates, and Operator shall have the right to pay, wages, salaries, allowances and benefits of their foreign personnel working in Georgia in Foreign Exchange partly or wholly outside Georgia.

19.9 Conversions of currency shall be recorded at the rate actually experienced in that conversion. Expenditures and sales revenues in currency other than the U.S.$ shall be translated to U.S.$ at the rates officially published by National Bank of Georgia at the close of business on the first business day of the current month.

                                   ARTICLE 20
                                IMPORT AND EXPORT

20.1 Contractor, each Contractor Party and Affiliates and their agents and Operator shall have the right to import into, export and re-export from Georgia in accordance with Petroleum Law and the existing Georgian Law in force on the date this Agreement is signed.

20.2 Contractor, each Contractor Party and Affiliates and their agents shall have the right to sell any materials or equipment or goods which were used in Petroleum Operations provided that such items are no longer needed for Petroleum Operations and the costs of such items have not been and are not intended to be included as Costs and Expenses recoverable from Cost Recovery Petroleum. Contractor party and Affiliates shall be solely liable for and shall indemnify Georgian Oil and the State Agency from all Taxes, if any, (including but not limited to VAT) due or which may become due on any such sales.

20.3 Contractor, each Contractor Party, their customers and their carriers shall have the right to export the share of Petroleum on behalf of Contractor or each Contractor Party in accordance with Petroleum Law and the existing Georgian Law in force on the date this Agreement is signed.

20.4 Foreign Employees and family members of Contractor and its Affiliates, its agents and Foreign Subcontractors, shall have the right to import into and re-export from Georgia household goods and personal property at any time in accordance with Georgian Law.

                                   ARTICLE 21
                       EXPORT OF HYDROCARBONS, TRANSFER OF
                     OWNERSHIP, AND REGULATIONS FOR DISPOSAL

21.1 The Contractor, Contractor Parties, any purchaser from such parties and their respective carriers shall, for the duration of this Agreement, have the right to export from any export point selected by the Contractor for such purpose, the share of Petroleum to which the Contractor is entitled under this Agreement provided that access to such export point is not restricted generally on the grounds of safety or national security and/or legislative acts of Georgia. Access to export points shall be given to the above parties on a non discriminatory basis and at rates no less favourable than those available to Georgian Oil, or granted to others by the State or Georgian Oil.

21.2 The transfer of title to each Contractor Party and Georgian Oil of its share of Petroleum shall be effective upon the lifting of that share by such Party at the Measurement Point or, at the Parties' option, at some other point, proved by Coordination Committee.

21.3 The Contractor and Georgian Oil shall each be entitled to designate (at their own cost) an employee, independent company or consultant who shall check the liftings of Petroleum from the Measurement Point or at such other point as may be designated in accordance with Article 21.2.

21.4 If one of the Parties is unable to lift its share of Petroleum in due time, with the result that Petroleum Operations may be interfered with or in any way disrupted, then after giving such notice as is practical in the circumstances any other Party may dispose of it, and subsequently give back to such Party an equivalent amount of Petroleum (taking into account any costs incurred).



                                   ARTICLE 22
                               OWNERSHIP OF ASSETS

22.1 Ownership of any asset, whether fixed or moveable, acquired by or on behalf of Contractor in connection with Petroleum Operations hereunder shall vest in the State without consideration if (1) both the costs of such asset have been recovered by Contractor under this Agreement, and
         (2) either the Agreement has come to an end or, if earlier, when the asset is no longer required for Petroleum Operations by the Contractor. The Contractor shall enjoy continued free, exclusive and unrestricted use of all assets at no cost or loss of benefit to the Contractor until the termination of this Agreement or if earlier until they are no longer required for Petroleum Operations. The Contractor shall bear the custody and maintenance of such assets and all risks of accidental loss or damage thereto while they are required for Petroleum Operations, provided however that all costs necessary to operate, maintain and repair such assets and to replace or repair any damage or loss shall be recoverable as Operation Expenses from Cost Recovery Petroleum in accordance with the provisions of Article 11.

22.2 Whenever Contractor relinquishes any part of the Agreement Area, all moveable property located within the portion of the Agreement Area so relinquished may be removed to any part of the Agreement Area that has been retained for use in Petroleum Operations.

22.3 The provisions of Article 22.1 and 22.2 shall not apply to materials or other property that are rented or leased to Contractor, its Affiliates or Operator or which belong to employees of Contractor, its Affiliates or Operator.



                                   ARTICLE 23
              INSURANCE, ENVIRONMENT, HEALTH, SAFETY AND LIABILITY

23.1 Contractor shall obtain and maintain such types and amounts of insurance for the Petroleum Operations as are reasonable and such that they comply with Georgian Law and accepted international Petroleum industry practice and standards.

23.2     The insurance which may be obtained may cover:

         a) destruction and damage to any property held for use during Petroleum Operations and classified as fixed capital and/or leased or rented property and/or interests in pipelines operated by the Contractor;

         b)       destruction of Crude Oil in storage;

         c)       liability to Third Parties;

         d) liability for pollution and expenses for cleaning up in the course of Petroleum Operations;

         e)       expenses for wild well control;

         f) liability incurred by the Contractor in hiring land drilling rigs, vessels and aircraft serving the Petroleum Operations; and

         g) losses and expenses incurred during the transportation and storage in transit of goods shipped from areas outside the Agreement Area.

23.3 In any insurance agreements, the amount for which the Contractor itself is liable (the "deductible amount") shall be reasonably determined between the Contractor and the insurer and such deductible amount shall in the event of any insurance claim be considered as Costs and Expenses of Petroleum Operations recoverable from Cost Recovery Petroleum.

23.4 It is understood that, in order to meet their insurance obligations, insurance providers used by Contractor may conclude reinsurance and co-insurance agreements with any other insurance enterprises and organisations.

23.5 Notwithstanding the other provisions of this Agreement, the Contractor shall indemnify and hold harmless the State and Georgian Oil against all losses, damages and liability arising under any claim, demand, action or proceeding brought or instituted against the State or Georgian Oil by any employee of the Contractor or any Subcontractor or dependent thereof, for personal injuries, industrial illness, death or damage to personal property sustained in connection with, related to or arising out of the performance or non-performance of this Agreement regardless of the fault or negligence in whole or in part of any entity or individual; provided, however, that such losses, damages and liabilities are not caused by or do not arise out of the performance or non-performance of this Agreement by the State and/or Georgian Oil, and the State and/or Georgian Oil shall indemnify and hold the Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) harmless against all such damage, losses and liabilities.

23.6 The Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) shall indemnify the State and Georgian Oil for all loss or damage suffered by the State or Georgian Oil arising out of the Contractor's Petroleum Operations if such Petroleum Operations were not in accordance with Good Oilfield Practices or applicable laws, rules and regulations and, notwithstanding the foregoing, for any loss or damage to the environment or any cultural or national monument arising out of conduct of the Petroleum Operations; provided, however, that the Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) shall have no liability hereunder if and to the extent any loss and damage is caused by or arises out of any breach of this Agreement (and any other agreements that may be entered into by and between the Contractor, the State or Georgian Oil in respect of the Petroleum Operations) or breach of duty by the State or Georgian Oil. Notwithstanding the foregoing, the Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) shall not be liable to the State or Georgian Oil for any punitive or exemplary damages or any other indirect or consequential damages.

23.7 The Contractor shall not be responsible to the State or Georgian Oil for, and shall bear no cost, expense or liability of the State or Georgian Oil for, any claim, damage or loss to the extent such claim, damage or loss does not arise out of a failure to conduct Petroleum Operations as provided in Article 23.6. In amplification of the foregoing, the Contractor shall not be responsible for any environmental condition or damage existing in the Agreement Area prior to the commencement of Petroleum Operations or caused by a Force Majeure event during the term of this Agreement. Existing environmental conditions will be evidenced by an independent Third Party environmental baseline study of existing environmental conditions to be commissioned by the Contractor, at its own cost and expense (which shall be included as Costs and Expenses for the purposes of determining Cost Recovery Petroleum, subject to prior approval by the Coordination Committee) and shall be completed prior to the commencement of the relevant Petroleum Operations in accordance with Good Oilfield Practices and the environmental laws of Georgia. Such baseline study shall be submitted to the State Agency and shall be incorporated in the Environmental Impact Assessment to be prepared by the Contractor in accordance with the environmental laws of Georgia for the purpose of obtaining a permit for Petroleum Operations from the State Agency, which permit and any other permits, authorizations and consents which are or may be applicable under the laws of Georgia, shall not be unreasonably withheld. State Agency agrees to provide Contractor with all authorizations, permits, certificates and other documents necessary for Petroleum Operations. If in the course of the Petroleum Operations, the State provides other areas for Contractor's activities, then new environmental baseline studies shall be included in the Development Plan that includes these areas. The State and Georgian Oil shall indemnify the Contractor against any claim, damage or loss arising from such pre-existing environmental condition or damage, subject however, to the Contractor having taken reasonable and appropriate precautions in conducting Petroleum Operations, it being understood that in pursuing Petroleum Operations the Contractor has assumed the risk of working in the Agreement Area, and provided, further, that such indemnification shall not extend to any natural pre-existing condition.

23.8 In conducting Petroleum Operations, the Contractor shall operate according to Good Oilfield Practices and use best endeavors to minimize potential disturbances to the environment, including the surface, subsurface, sea, air, flora, fauna, other natural resources and property. The order of priority for actions shall be protection of life, environment and property.

23.9 The Contractor shall take all necessary steps to respond to, and shall promptly notify the State Agency of, all emergency and other events (including explosions, leaks and spills), occurring in relation to the Petroleum Operations which are causing or likely to cause material environmental damage or material risk to health and safety. Such notice shall include a summary description of the circumstances and steps taken and planned by the Contractor to control and remedy the situation. The Contractor shall provide such additional reports to the State Agency as are necessary in respect of the effects of such events and the course of all actions taken to prevent further loss and to mitigate deleterious effects.

23.10 In the event of emergency situations as set forth in 23.9, above, at the request of the Contractor, the State, without prejudice and in addition to any indemnification obligations the State may have hereunder, shall assist the Contractor, to the extent possible, in any emergency response, remedial or repair effort by making available any labor, materials and equipment in reasonable quantities requested by the Contractor which are not otherwise readily available to the Contractor and by facilitating the measures taken by Contractor to bring into Georgia personnel, materials and equipment to be used in any such emergency response or remedial or repair effort. Contractor shall reimburse the State's reasonable and necessary costs incurred in such efforts, which reimbursed amounts shall be considered Costs and Expenses.

23.11 The Contractor shall not be liable to the State, Georgian Oil or Third Parties for any damages caused by contamination entering the Agreement Area as a result of State, Georgian Oil or Third Party activities beyond or within the boundaries of the Agreement Area. The State shall be legally and financially responsible for any loss, damage and liability, including remediation of environmental conditions which may be required for safe conduct of the Petroleum Operations, caused by the State's or Georgian Oil's activities beyond or within the Agreement Area.

23.12 The Contractor shall not be liable for any loss or damage, including but not limited to spillage, explosion, contamination or similar environmental damage, in respect of any storage facilities, pipelines or means of transportation which are not under the direct possession and control of the Contractor or its Affiliates or its Subcontractors or the Operating Company. In addition to the foregoing, the Contractor shall not be liable for any damage whatsoever in respect of the State share of Petroleum, storage or transportation thereof once Georgian Oil has taken custody of the State share of Petroleum.

23.13 The State shall make best efforts to ensure the safety and security of the Contractor's property and personnel in Georgia and to protect them from loss, injury and damage resulting from war (declared or undeclared), civil conflict, sabotage, blockade, riot, terrorism, unlawful commercial extortion, or organized crime. Notwithstanding anything to the contrary contained herein, Contractor acknowledges and agrees that the obligations undertaken by the State in this Article
         23.13 are no greater than the general obligations of the State towards citizens of Georgia in respect to the perils named above. Furthermore, Contractor agrees that it shall have no claim for legal or equitable relief for failure of the State to comply with the provisions of this
         Article 23.13, except as may be permitted by law.

23.14 Except as set forth in Article 29 hereof, it is understood and agreed that the State shall not seek or declare any cancellation or termination of this Agreement and/or the License as a result of the occurrence of any emergency event described in this Article 23.

                                   ARTICLE 24
                                   PERSONNEL

  24.1 Contractor shall be entitled to bring foreign personnel into Georgia in connection with the performance of Petroleum Operations. The entry into Georgia of such personnel is hereby authorised, and the State authorised body shall issue at the Contractor's request the required documents, such as entry and exit visas, work permits and residence cards. At Contractor's request, the State shall facilitate all immigration formalities at the points of exit and entry into Georgia for the employees and family members of the Contractor, its Affiliates, Subcontractors, Operator, agents and brokers. The Contractor (or Operator on its behalf) shall contact the appropriate offices of the State to secure the necessary documents, and to satisfy the required formalities.

24.2 The employees working within the scope of Petroleum Operations shall be placed under the authority of the Contractor, its Affiliates, its Subcontractors, agents or brokers or the Operator each of which shall act individually in their capacity as employers. The works, hours, wages, and all other conditions relating to their employment shall be determined by the relevant employer of such employees. In relation to employees who are citizens of Georgia their employment shall be in accordance with Georgian law. To the extent that any expatriate personnel are engaged under a Agreement subject to Georgian law, that Agreement shall comply with the provisions of Georgian law. The Contractor, its Affiliates, its Subcontractors, agents or brokers however, shall enjoy full freedom in the selection and assignment of their employees.



                                   ARTICLE 25
                                  FORCE MAJEURE

25.1 If as a result of Force Majeure, Contractor is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of Contractor, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. Contractor shall notify the Parties of the Force Majeure situation within seven (7) days of becoming aware of the circumstances relied upon and shall keep Georgian Oil and the State Agency informed of all significant developments. Such notice shall give reasonably full particulars of the said Force Majeure, and also estimate the period of time which Contractor will probably require to remedy the Force Majeure. Contractor shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner. The period of any such non-performance or delay, together with such period as may be necessary for the restoration of any damage done during such delay, shall be added to the time given in this Agreement for the performance of any obligation dependent thereon (and the continuation of any right granted) and to the term of this Agreement.

25.2 For the purposes of this Agreement, "Force Majeure" shall mean a circumstance which is irresistible or beyond the reasonable control of Contractor, or any other hindrance of Contractor's performance not due to its fault or negligence and shall be in accordance with the provision of the Petroleum Law.



                                   ARTICLE 26
                           ASSIGNMENTS AND GUARANTEES

26.1 No assignment, mortgage or charge or other encumbrance shall be made by a Party of its rights obligations and interests arising under this Agreement other than in accordance with the provisions of this Article
         26. Any purported assignment made in breach of the provisions of this
         Article 26 shall be null and void.

26.2 Save in the case of any assignment made pursuant to the provisions of Articles 26.4, 26.5 and 26.6 the following shall apply. Any Party wishing to assign all or part of its rights and interests hereunder or in any circumstances where there is deemed to be an assignment, the Party wishing to make the assignment shall first give written notice to the other Parties specifying the proposed terms and conditions of the assignment.

         Following receipt of those terms and conditions, for a period of thirty
         (30) days each Party shall have the preferential right to match the terms and conditions of the proposed assignment or deemed assignment. This right may be exercised by any Party giving written notice of its intention to match the relevant terms and conditions (the "Acceptance") and thereafter the relevant Parties shall negotiate all necessary documentation in good faith. If within a further period of ninety (90) days from receipt of the Acceptance the relevant parties have not reached final agreement the Party seeking to assign may within a further period of thirty (30) days complete an assignment to a Third Party on the same terms and conditions. For the avoidance of doubt any assignment to a Third Party shall be subject to the assigning Party and the Third Party complying with the provisions of this Article 26.

26.3 A Contractor Party may assign all or part of its rights, obligations and interests arising from this Agreement to a Third Party provided that the Third Party:

         a) has the technical and financial ability to perform the obligations to be assumed by it under the Agreement; and

         b) as to the interest assigned to it, accepts and assumes all of the terms and conditions of the Agreement.

         Any such assignment shall be subject to the prior written consent of the State Agency which consent shall not be unreasonably withheld or delayed. By way of clarification, and not in limitation of the foregoing provisions of this Article 26.3, the State shall not be considered to be acting unreasonably in declining to consent to any such assignment if the assignment to such proposed assignee is deemed contrary to State interests, as evidenced by a writing to that effect signed by the President, the State Minister, State Chancellor, or the Minister of Foreign Affairs or Defense or there is an act of Parliament to that effect.

         If within thirty (30) Days following notification of an intended assignment, accompanied by a copy of the proposed deed of assignment and related documentation with respect to the proposed assignee, including certified financial statements and other evidence to the State's reasonable satisfaction of the matters set forth in Article
         26.3 and such documentation, which shall include evidence of the identity of owners of the assignee, provided in the case of a company the stock of which is registered on a recognized stock exchange, a copy of the documents identifying the significant owners, as such concept is defined or used in the applicable laws pursuant to which such company registered its stock, will satisfy the foregoing requirements, and its direct and indirect parent companies, including the identity of the owners of the ultimate parent, subject to the foregoing proviso, as may be reasonably necessary for the State, and as requested by the State, to make a determination of the State interests as described above, the State has not given its written decision concerning such assignment, then it shall be deemed that the State has declined to give such consent; provided that thereafter if upon the further written request of the Contractor for a written decision, the State has not given a written response of any kind within fifteen (15) Days after such further request, then the assignment shall be deemed approved and the State shall execute an assignment, in a form acceptable to the State, accepting such assignment. This second request from the Contractor shall cite the provisions of this paragraph and the Contractor shall obtain confirmation from the State that the request has been received. In the event of the transfer of rights and obligations under the Agreement and License to a Third Party, Contractor shall pay all costs associated with such transfer incurred by the Agency and any tax or charge due on such transfer under Georgian Legislation.

26.4 A Contractor Party may assign all or part of its rights, obligations and interests arising from this Agreement to another Contractor Party or Affiliate, without prior consent of the State or Georgian Oil, provided that any such Affiliate:

         a) has the technical and financial ability to perform the obligations to be assumed by it under the Agreement; and

         b) as to the interest assigned to it, accepts and assumes all of the terms and conditions of the Agreement.

26.5 Each reference in this Agreement to the Contractor shall be treated as including each assignee to which an assignment has been made pursuant to this Article 26. Each reference in this Agreement to Georgian Oil shall be treated as including each assignee to which an assignment has been made by Georgian Oil pursuant to this Article 26.

26.6 Georgian Oil may assign all or part of its rights, obligations and interests arising from this Agreement (including all or part of its right to lift a share of Profit Oil) to a wholly owned Affiliate with the prior consent of the Contractor and the State Agency provided that any such Affiliate:

         a) has the technical and financial ability to perform the obligations to be assumed by it under the Agreement; and

         b) as to the interest assigned to it, accepts and assumes all of the terms and conditions of the Agreement.

         Georgian Oil shall give prior notice to the Contractor and the State Agency to any assignment under this Article 26.6.

26.7 The State may assign all or part of its rights, obligations, and interests arising form this Agreement (including all or part of its right to lift its share of Profit Oil) to a Third Party, provided, that any such Third Party accepts and assumes all of the terms and conditions of this Agreement as to the interest so assigned. The State shall notify Contractor of such assignment within thirty (30) days of the effective date of such transfer.

26.8 Subject to the approval of the State Agency in the event of there being any proposed assignment in accordance with the terms of this Article 26 then to the extent of the interest assigned the assignor shall be released from all further obligations and liabilities arising under the Agreement after the effective date of the assignment. The assignee shall thereafter be liable for the obligations arising from such interest in the Agreement except to the extent provided in the Agreement.



                                   ARTICLE 27
                  AGREEMENT ENFORCEMENT AND STABILISATION, AND
                         REPRESENTATIONS AND WARRANTIES

27.1 In the course of performing the Petroleum Operations, the Operator and the Parties shall be subject to all applicable laws, decrees, rules and regulations.

27.2 The State agrees and commits to Contractor, for the duration of this Agreement, to maintain the stability of the legal, tax, financial, minings, customs and economic import and export conditions of this Agreement in accordance with Article 27 of the Petroleum Law.

27.3 The Parties agree to cooperate in every possible way in order to achieve the objectives of this Agreement. The State and its subdivisions shall facilitate the exercise of Contractor's activities by granting it all decrees, permits, resolutions, licenses and access rights and making available to it all appropriate existing facilities and services under the control of the State or Georgian Oil so that the Parties may derive the greatest benefit from Petroleum Operations for their own benefit and for the benefit of Georgia.

27.4 If at any time after this Agreement has been signed there is a change in the applicable laws, regulations or other provisions effective within Georgia which to a material degree adversely affect the economic position of the Contractor or any Contractor Party hereunder, the terms and conditions of this Agreement shall be altered so as to restore the Contractor to the same overall economic position as that which the Contractor would have been in had this Agreement been given full force and effect without amendment.

27.5 If the Contractor believes that its economic position has been adversely affected, under Article 27.4 it may give notice to the State and to Georgian Oil describing how its position has been so affected and the Parties shall thereafter promptly meet with a view to reaching agreement on the remedial action to be taken. If matters have not been resolved within 90 days or as otherwise agreed the matter may be referred to arbitration by any Party in accordance with the provisions of Article 30.

27.6 The State within Georgian Law and its capacities warrants to the Contractor as follows:

         a) The State has taken the appropriate steps necessary to authorise State Agency for Regulation of Oil and Gas Resources in Georgia and Georgian Oil to execute this Agreement on behalf of the State and has the power to do so;

         b) The signatory to this Agreement on behalf of the State (in each of its capacities hereunder) is duly authorised to bind State Agency for Regulation of Oil and Gas Resources in Georgia and Georgian Oil;

         c) State Agency for Regulation of Oil and Gas Resources in Georgia and Georgian Oil have been legally vested by the State with the necessary power to authorise Petroleum Operations in the Agreement Area and to compensate the Contractor by allocating to it a share of the Petroleum produced in accordance with the terms of this Agreement.

         d)       Upon completion of the matters and procedures set out in
                  Article 32 there is no other entity or authority whose approval or authorisation is required to permit the Contractor to enjoy and enforce its rights hereunder.

27.7     CanArgo Norio Ltd., represents and warrants that:

       27.7.1 It possesses the technical expertise and financial resources to fulfill the obligations of Contractor under this Agreement;

       27.7.2 The execution, delivery and performance by CanArgo Norio Ltd. of this Agreement are within the corporate powers of CanArgo Norio Ltd.;

       27.7.3 CanArgo Norio Ltd., has obtained all corporate consents, approvals, authorizations and resolutions in accordance with its corporate statutes and the applicable laws to empower CanArgo Norio Ltd., to execute this Agreement, to undertake all of the obligations of Contractor hereunder.



                                   ARTICLE 28
                           NOTICES AND CONFIDENTIALITY

28.1 Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Agreement, shall be in writing in Georgian and English and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides confirmation of complete transmission, and addressed to such Parties as designated below. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. "Received" for purposes of this Article with respect to written notice delivered pursuant to this Agreement shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties. The addresses for service of notices on each of the parties is as follows:-

         CanArgo Norio Limited
         Po Box 119, Commerse House
         Les Banques, St. Peter Port
         Guernsey, British Isles

         Attention:         Chairman
         Fax:               + 44 1481 729 982


         The State Agency for Regulation of Oil and Gas Resources of Georgia Kazbegi Avenue 45
         Tbilisi 380077
         Georgia

         Attention: Head of Agency
         Fax:       +995 32 253311


         Georgian National Oil Company "Georgian Oil"
         Georgia, Tbilisi 380015
         Kostava St. N65

         Attention:        General Director
         Fax:              + 99532 33 30 32


28.2 Subject to the provisions of the Agreement, the Parties agree that all information and data acquired or obtained by any Party in respect of Petroleum Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Agreement to any person or entity not a Party to this Agreement, except:

         a) To an Affiliate, provided such Affiliate maintains confidentiality as provided herein;

         b) To a governmental agency or other entity when required by the Agreement;

         c) To the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

         d) To prospective or actual Contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such Contractor's, consultant's or attorney's work;

         e) To a bona fide prospective transferee of a Party's participating interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

         f) To a bank or other financial institution to the extent appropriate to a Party arranging for funding;

         g) To the extent that any data or information which, through no fault of a Party, becomes a part of the public domain.



28.3 Disclosure as pursuant to Article 28.2(d), (e), and (f) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least three (3) years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.




                                   ARTICLE 29
                             TERMINATION AND BREACH

29.1 At any time, if in the opinion of Contractor, circumstances do not warrant continuation of the Petroleum Operations, Contractor may, by giving written notice to that effect to State Agency for Regulation of Oil and Gas Resources and Georgian Oil, relinquish its rights and be relieved of its obligations pursuant to this Agreement except for Contractor's obligations to complete the Minimum Work Program, except such rights and obligations as related to the period prior to such relinquishment. Neither this Agreement nor any of the rights granted hereunder nor the Operator Licence may be terminated as a result of any act or omission of Operator save in the case where Operator has carried out an act or omitted to do something at the specific request of the Contractor and Operator has previously advised the Contractor prior to carrying out the act or omitting to do something that to carry out that act or to omit to do the relevant thing may result in this Agreement being terminated.

29.2 Without prejudice to the provisions stipulated in Article 29.1 above, this Agreement may only be terminated by the State in its entirety by giving ninety (90) days advance written notice thereof to all Parties, when and only if a material breach of Agreement is alleged to have been committed by Contractor and, provided that conclusive evidence thereof has been found by prior arbitration as stipulated in Article 30.

                                   ARTICLE 30
                               DISPUTE RESOLUTION

30.1 The Parties hereby consent to submit to the International Centre for Settlement of Investment Disputes any dispute in relation to or arising out of this Agreement for settlement by arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States.

30.2 The Parties agree that, for the purposes of Article 25(1) of the Convention, any dispute in relation to or arising out of this Agreement is a legal dispute arising directly out of any investment, and this article has force only if all the requirements of Article 30.1 are followed.

30.3 For the purposes of Article 25(2) of the Convention, it is agreed that, CanArgo Norio Limited is a national of Great Britain, and shall be treated as a national of that state for the purposes of the Convention.

30.4 A Party need not exhaust administrative or judicial remedies prior to commencement of arbitrage proceedings.

30.5 Any arbitrage tribunal constituted pursuant to this Agreement shall apply the provisions of this Agreement as supplemented and interpreted by general principles of the laws of Georgia and England as are in force on the Effective Date. In case these principles are in conflict with each other, Georgian Law shall prevail.



                                   ARTICLE 31
                                      TEXT

31.1 This Agreement shall be executed in three (3) originals in the Georgian language and three (3) originals in the English language, which will be duly certified by a competent authorized body selected by the State Agency, and each of which shall have equal legal force and effect; provided however that in case of dispute, conflict, or arbitration the English version shall (after the Georgian version has been reviewed and its provisions have been discussed in good faith) be used as the authentic version to determine the rights and obligations of the Parties which shall be determined by reference solely to the English version of this Agreement.

                                   ARTICLE 32
                           APPROVAL AND EFFECTIVE DATE

32.1 This Agreement shall enter into force and effect in its entirety on the Effective Date. The Effective Date shall be the date on which the following conditions have been fulfilled:

        32.1.1 The State Agency issues the License to CanArgo Norio Ltd; Annex B. A copy of the letter from Georgian Oil to the State Agency notifying it of its consent to transfer the Licence to CanArgo Norio Ltd is attached as Annex G to this Agreement.

        32.1.2 Georgian Oil has obtained the consent or approval from the Tax Inspectorate for Georgian Oil (or its successors or assigns) to assume, pay and discharge, in the name and on the behalf of Contractor, Contractor's entire Profit Tax liability and Mineral Usage Tax liability for each Agreement Year.

        32.1.3 The Administrative/Licence Fee set forth in Article 14.5 and any other outstanding fees or sums then due and owing by Contractor or the Operating Company to the State, if any, have been paid by Contractor.

        32.1.4 A duly executed copy of the Parent Company Guarantee has been delivered the State Agency.

        32.1.5 The Contractor will notify the State Agency and Georgian Oil in writing that the Contractor is satisfied that this Agreement and Licence have been executed and are in full force and effect in accordance with the requirements of all Georgian laws, rules, approvals and regulations.

32.2 Notwithstanding any other provision of this Agreement to the contrary, including, but not limited to Article 29, if after the expiration of one
        (1) year from the date of the execution of this Agreement by all Parties, the Effective Date, as determined by provisions of Article 32.1, has not occurred, then the License and this Agreement shall terminate and neither shall be of any further force and effect.

  By execution hereof, the State Agency for Regulation of Oil and Gas Resources in Georgia, acting in its capacity as the sovereign representative of Georgia, pursuant to the Law of Georgia on Oil and Gas, enacted 16 April 1999 and as successor to Georgian Oil ("Saknavtobi") in such capacity, joins as a Party to the foregoing Production Sharing Agreement as amended, and consents to the provisions thereof.

Signed and sealed this 12th day of December, 2000 in three (3) versions in Georgian and English.



 For State Agency For Regulation of Oil           For CanArgo Norio Ltd.
      and Gas Resources in Georgia                      President
        Head of the State Agency


            /s/G. Itonishvili                          /s/D. Robson
    --------------------------------         --------------------------------
             G. Itonishvili                              D. Robson



        For "National Oil Company
              "Georgian Oil"
             General Director


           /s/G. Makharadze
    --------------------------------
            G. Makharadze

                                                                         ANNEX A




                  Map 1 - XIc & Kumisi License Blocks, Georgia

                                                                         ANNEX B

                                                                         ANNEX C

                              ACCOUNTING PROCEDURE
                                    SECTION I
                               GENERAL PROVISIONS


1.       PURPOSE

         The accounting procedures included in this Accounting Procedure establish a framework of accounting principles as generally accepted within the international Petroleum industry. The purpose of this Accounting Procedure is to establish a fair and equitable method for accounting for Petroleum Operations under the Agreement.

         The purpose of this Accounting Procedure is not to define Costs and Expenses for the purposes of determining Cost Recovery Petroleum or to define what costs will be deductible in the calculation of Profit Tax. Costs and Expenses are defined in Article 11 of the Agreement. Calculation procedure for the taxable base and Profit Tax is set forth in Article 17 of the Agreement.


2.       DEFINITIONS

         For the purpose of this Accounting Procedure the following terms shall have the following meanings:

         "Accounting Procedure" shall mean the accounting principles, practices and procedures set forth in this Annex C.

         "Accepted Accounting Practices" shall mean accounting principles, practices and procedures generally accepted and recognised in the international Petroleum industry.

         "Cash Accounting Basis" shall mean the basis of accounting which records the effect of transactions and events on financial conditions and income when they are settled in cash.

         "Material and Equipment" means property, including without limitation all exploration, appraisal and development facilities together with supplies and equipment, acquired and held for use in Petroleum Operations.

         "Controllable Material" means all materials, equipment physical assets, consumables and other stocks and inventory acquired and held for use in Petroleum Operations. A list of types of such Controllable Material shall be furnished to Georgian Oil and the State Agency upon request.

         The words and phrases defined in the Agreement but not defined above shall have the same meaning in this Accounting Procedure as is given to them in the Agreement.

3.       AUDITS

         Georgian Oil and the State Agency shall have the right to inspect and audit Contractor's books, accounts and records relating to Petroleum Operations under the Agreement for the purpose of verifying that the Costs and Expenses charged to the Petroleum Operations Account comply with the terms and conditions of the Agreement and this Accounting Procedure. Such books, accounts and records shall be available in Georgia at all reasonable times for inspection subject to thirty (30) days notice by duly authorised representatives of Georgian Oil and the State Agency, including outside independent auditors. Audits shall be conducted in such a manner as not to interfere unduly with ongoing operations. All costs associated with the audit will be the sole responsibility of Georgian Oil. Georgian Oil and the State Agency shall have a period of twenty-four (24) months after the end of each Calendar Year in which to audit and verify costs and expenses, volumes and value of Petroleum and arithmetic calculations. Any exception by Georgian Oil shall be communicated to the Contractor with each disputed charge specified, with supporting rationale, within thirty (30) days after the completion of the particular audit. If the Contractor and Georgian Oil are unable to agree on any item or adjustment, the issue will be resolved in accordance with the dispute resolution procedures contained in Article 30 of the Agreement. All accounts of Petroleum Operations for any Calendar Year shall conclusively be presumed to be true and correct twenty-four (24) months following the end of any such Calendar Year, unless, within the said twenty-four (24) month period Georgian Oil expresses any exception thereto in writing to the Contractor.


4.       CONTRACTOR'S BOOKS

4.1 The Contractor shall maintain in English in U.S.$ and on a Cash Accounting Basis books and accounts for Petroleum Operations. Such books and accounts shall be kept in accordance with Accepted Accounting Practices and the provisions of the Agreement and this Accounting Procedure ("Petroleum Operations Account"). The documentation required to support such books and accounts shall be the documentation as specified in this Accounting Procedure. If no documentation is specified then the documentation required shall be the documentation reasonably acceptable and recognised in the international Petroleum industry.

4.2 All U.S.$ expenditures shall be charged in the amount expended. Expenditures incurred in currencies other than U.S.$ shall be translated into U.S.$ as per Article 19.11 of the Agreement. A record shall be kept of the exchange rates used in translating expenditures incurred in currencies other than U.S.$. Any gain or loss resulting from the exchange of currencies required for Petroleum Operations and any fees or other banking charges levied in connection with such exchange of currencies or any gain or loss resulting from translation of expenditures and sales revenues in accordance with the provisions of Article 19.11 shall be included in Costs and Expenses and recoverable from Cost Recovery Petroleum and credited or charged to the Petroleum Operations Account.


4.3 Contractor shall maintain books and accounts relating to Petroleum Operations for four (4) years following the end of the Calendar Year to which they relate.

5.       PRECEDENCE OF DOCUMENTS

         In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the provisions of the Agreement treating the same subject differently, the provisions of the Agreement shall prevail.

6.       REVISION OF ACCOUNTING PROCEDURE

         This Accounting Procedure may be revised from time to time by mutual written agreement Georgian Oil and Contractor with the approval of the State Agency.

7.       ARBITRATION PROCEDURES

         Any dispute in relation to or arising out of this Accounting Procedure shall, unless settled by agreement among the Parties be submitted to arbitration in accordance with Article 30 of the Agreement.

8.       OPERATOR

         To the extent that Operator is to incur Costs and Expenses on behalf of Contractor, Contractor will advance Operator funds necessary to settle such liabilities. Operator shall provide Contractor a projection of cash expenditures no later than the tenth (10th) day of the month for funding requirements for the following month. Contractor may then advance funds to Operator no later than the last business day of the month preceding the month the funds are being advanced for. Such cash advances will be deducted from actual expenditures for the month with any over or short position carried forward to the next month.

                                   SECTION II
                        COSTS, EXPENSES AND EXPENDITURES
                                 DIRECT CHARGES


         The Contractor shall charge the Petroleum Operations Account for all costs and expenses whether directly or indirectly incurred necessary to conduct Petroleum Operations under this Agreement. For the purposes of this Accounting Procedure costs and expenses incurred directly or indirectly by a Contractor Party and its Affiliated Companies prior to the Effective Date of this Agreement shall be deemed to be incurred on the Effective Date of this Agreement. Chargeable costs and expenses shall include, but not be limited to:

2.1      LICENSES, PERMITS

         All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, Agreementual and/or surface rights acquired for Petroleum Operations and any bonuses paid in accordance with the Agreement when paid by Contractor if and to the extent provided by law.

         Documentation requirements: Copy of Agreement or payment request documentation indicating purpose of payment, amount of payment and recipient of payments.

2.2      SALARIES, WAGES AND RELATED COSTS

2.2.1 Gross salaries and wages in respect of employees of Contractor and its Affiliates who are in Georgia directly engaged in Petroleum Operations whether temporarily or permanently assigned.

         Documentation requirements: Copy of timesheet indicating project or area worked during time period.

2.2.2 Gross salaries and wages in respect of employees of Contractor and its Affiliates outside of Georgia directly engaged in Petroleum Operations whether temporarily or permanently assigned, and not otherwise covered in Section 2.7.2.

         Documentation Requirements: Copy of timesheet indicating project or area worked during time period.

2.2.3 Salaries and wages, including everything constituting the employees' total compensation. To the extent not included in salaries and wages, the Petroleum Operations Account shall also be charged with the cost to Contractor and its

         Affiliates of payroll taxes, holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other similar allowances in accordance with Contractor and its Affiliates usual practice, as well as costs to Contractor and its Affiliates for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalisation, retirement, and other benefit plans of a like nature applicable to labour costs of Contractor and its Affiliates.

         Documentation Requirements: Copy of records indicating Contractor or its Affiliates payment to or on behalf of employee. These records will be made available only during the conduct of an audit in accordance with the provisions of paragraph 3 of Section I of this Accounting Procedure.

2.2.4 Expenditures or contributions made pursuant to assessments imposed by the State or any Governmental authority which are applicable to the Contractor and its Affiliates costs of salaries and wages under paragraph 2.2 of this section II of this Accounting Procedure including but not limited to payroll taxes and social insurance contributions.

         Documentation Requirements: Copy of records indicating Contractor or its Affiliates payment to the State or Governmental authority on behalf of employee.

2.2.5 Expenses ((including related travel costs) which are considered reasonable in accordance with Contractor's and its Affiliates usual practice) of those employees whose salaries and wages are chargeable to the Petroleum Operations Account under paragraphs 2.2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed under the usual practice of Contractor and its Affiliates.

         Documentation Requirements: Copy of expense reimbursement request documents.

2.2.6 Gross salaries and wages, pensions, benefits and other related costs (together with attributable office costs) of those employees of the Contractor and its Affiliates not solely engaged in the conduct of Petroleum Operations shall be apportioned to the Petroleum Operations and the Contractor's other activities based on the percentage time worked on the Petroleum Operations or other activities multiplied by the total cost of the employee for the time period.

         Documentation Requirements: Copy of timesheet indicating project or area worked during period.

2.3      EMPLOYEE RELOCATION COSTS

2.3.1 Except as provided in Section 2.3.3, Contractor or its Affiliates cost of employees' relocation to or from the Agreement Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Petroleum Operations. If such employee works on other activities of the Contractor in addition to Petroleum Operations, such relocation costs shall be charged to the other activities based on the percentage time expected to be worked on other activities multiplied by the employee relocation costs.

         Documentation Requirements: Copy of expense payment requests to or on behalf of employee.

2.3.2 Such relocation costs shall include transportation of employees and their family, personal and household effects of the employee and their family, transit expenses, and all other related costs in accordance with Contractor and its Affiliates usual practice.

         Documentation Requirements: Copy of payment requests to or on behalf of employee.

2.3.3 Relocation costs from the vicinity of the Agreement Area to another location classified as a foreign location by Contractor shall not be chargeable to the Petroleum Operations Account unless such foreign location is the point of origin of the employee.

         Documentation Requirements: Copy of payment requests to or on behalf of employee.

2.4      OFFICES, CAMPS AND MISCELLANEOUS FACILITIES

         All costs of maintaining any offices, sub-offices, camps warehouses, housing, and other facilities of the Contractor and/or Affiliates directly serving the Petroleum Operations either within Georgia or elsewhere. If such facilities serve operations in addition to the Petroleum Operations the costs shall be allocated to the properties served on an equitable basis approved by the Parties.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payment, recipient of payment and date goods and/or services were received.

2.5      MATERIAL AND EQUIPMENT

         Cost, net of any discounts taken by Agreement, of Material and Equipment purchased or furnished by Contractor whether directly or indirectly. Such costs shall include, but are not limited to, export brokers' fees, taxes, transportation charges, loading, unloading fees, export and import duties and licence fees associated with the procurement of Material and Equipment and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, such Material

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

         and Equipment shall be purchased for, and the cost thereof charged to the Petroleum Operations Account.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payment, recipient of payment and date goods and/or services were received.

2.6      EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF CONTRACTOR AND AFFILIATES

         Charges for exclusively owned equipment, facilities and utilities of Contractor and its Affiliates at costs or rates not to exceed the average cost or rates of non-affiliated Third Parties then prevailing for Contractor for like equipment, facilities, and utilities for use. Exclusively owned equipment leased to the Petroleum Operations lost or damaged beyond repair may be charged at replacement cost plus transportation costs to deliver like equipment to the location where the like equipment will be used.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payment, recipient of payment and date goods and/or services were received. Additionally, documentation as to how the average commercial cost or rates were determined are required.

2.7      SERVICES

2.7.1 The cost of services provided by Third Parties, Contractor and Affiliates of Contractor other than those services covered by Section
         2.7.2. Such charges for services by Contractor and Contractor's Affiliates shall not exceed those currently prevailing if performed by Third Parties, considering quality and availability of services.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payments, recipient of payment and date services were performed.

2.7.2 The cost of services performed by Contractor and Contractor's Affiliates technical and professional staffs not located within Georgia.

         Documentation Requirements: Copy of timesheet indicating project or area worked during period.

         The charges for such services shall not exceed those currently prevailing if performed by Third Parties, considering the quality and availability of such services.

         Examples of such services include, but are not limited to, the following:

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

                  Geologic studies and interpretation
                  Seismic data processing
                  Well log analysis, correlation and interpretation Laboratory services
                  Well site geology
                  Project engineering
                  Source rock analysis
                  Petrophysical analysis
                  Geochemical analysis
                  Drilling supervision
                  Development evaluation
                  Accounting and professional services
                  Other data processing

         Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits, and expenses which are considered reasonable in accordance with Contractor and its Affiliates usual practice. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, administration, support staff, drafting, telephone and other communications expenses, computer support, supplies, and depreciation.

2.8      INSURANCE

         Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Petroleum Operations. If the insurance is for the benefit of operations in addition to the Petroleum Operations the premiums paid shall be allocated to the operations covered on an equitable basis.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payment, recipient of payment and period of coverage.


2.9      DAMAGES AND LOSSES TO PROPERTY

2.9.1 All costs or expenditures necessary to replace or repair any damages, losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall maintain written documentation of damages or losses

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payment, recipient of payment.

2.9.2 Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Petroleum Operations.

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

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payment, recipient of payment.

2.10     LITIGATION AND LEGAL EXPENSES

         The costs and expenses of litigation and legal services necessary for the protection of the Petroleum Operations under this Agreement as follows:

2.10.1 Legal Services necessary or expedient for the protection of the Petroleum Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including but not limited to lawyers' fees and expenses, court costs, cost of investigation of procuring evidence, together with all judgments obtained against the Parties or any of them arising from the Petroleum Operations, except for disputes arising under Article 30 of this Agreement.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payments, recipient of payment and date services were performed.

2.10.2 If the Parties hereunder shall so agree, actions or claims affecting the Petroleum Operations hereunder may be handled by the legal staff of a Contractor Party or its Affiliates; and a charge commensurate with the similar costs of providing and furnishing such services rendered may be made, but no such charges shall be made until the service and the charge has been approved by the Parties.

         Documentation Requirements: Copy of timesheet indicating project or area worked during period.

2.11     TAXES AND DUTIES

         All State or Governmental Taxes, duties, assessments and charges, of every kind and nature (except for the Profit Tax and Mineral Usage Tax determined in accordance with the provisions of Article 17 of the Agreement), assessed or levied upon or in connection with the Petroleum Operations. If Contractor or an Affiliate is subject to income or withholding tax as a result of services performed for Petroleum Operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred.

         Documentation Requirements: Copy of records indicating Contractor's payment to governmental authority, purpose of payment, amount of payment and recipient of payment.


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2.12     FINANCE COSTS

         All Finance Costs.

         Documentation Requirements: Copy of loan document, amount of principal and interest paid, any arrangement or other fees and lending institution.

2.13     SALE AND SALVAGE OF MATERIALS PREVIOUSLY CHARGED TO PETROLEUM
         OPERATIONS

         Proceeds from the sale or salvage of Material and Equipment previously charged to Petroleum Operations will be credited to the Petroleum Operations less any expenses associated with the disposition of the Material and Equipment. Material and Equipment transferred to Contractor or an Affiliate will be credited to the Petroleum Operations at fair market value.

         Documentation Requirements: Copy of sales agreement indicating amount recovered, parties to agreement, date of sale of Material and Equipment and a description.

2.14     ABANDONMENT AND SITE RESTORATION

         Any costs and expenditures in relation to abandonment and site restoration and any payments in accordance with the funding procedure described in Article 9.8 of the Agreement and Section VII of this Accounting Procedure shall be charged to the Petroleum Operations Account.

         Documentation Requirements: Copy of invoice, payment request document indicating purpose of payment, amount of payment, recipient of payment, if applicable copy of any schedule indicating funding requirements for abandonment and site restoration.


2.15     ENERGY EXPENSES

         All costs of fuel, electricity, heat, water or other energy used for Petroleum Operations.

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payments, recipient of payment.

2.16     COMMUNICATION CHARGES

         The costs of acquiring, leasing, installing, operating, repairing and maintaining communications systems.


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

         Documentation Requirements: Copy of invoice, payment request document or Agreement indicating purpose of payment, amount of payments, recipient of payment.


2.17     COORDINATION COMMITTEE

         All costs and expenditures incurred with respect to the activities of the Coordination Committee pursuant to Article 6 of the Agreement.

         Documentation Requirements: Copy of invoice, payment request document indicating purpose of payment, amount of payments, recipient of payments.

2.18     CREDITS

         The Contractor will credit to the Petroleum Operations Account the net proceeds of the following transactions:

2.18.1 The net proceeds of any successful insurance claim in connection with Petroleum Operations where the claim is with respect to operations or assets which were insured and where the insurance premiums with respect thereto have been charged to the Petroleum Operations Account.

2.18.2 The net proceeds of any successful claim in connection with Petroleum Operations where the costs and expenditures relating to the subject of the claim have been charged to the Petroleum Operations Account.

2.19     OTHER EXPENDITURES

         Any other costs and expenditures incurred by Contractor and its Affiliates for the necessary and proper conduct of the Petroleum Operations in accordance with approved Work Program and Budget and not covered in this Section II or in Section III, of this Accounting Procedure.

         Documentation Requirements: Documentation reasonably acceptable and recognised in the international Petroleum industry to support those costs or expenditures.


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                                   SECTION III
                                INDIRECT CHARGES


3.1      PURPOSE

         Contractor shall charge an administration overhead to the Petroleum Operations Account for the cost of indirect services and related office costs of Contractor and its Affiliates not otherwise provided in this Accounting Procedure. For the purposes of this Accounting Procedure costs and expenses incurred directly or indirectly by a Contractor Party and its Affiliated Companies prior to the Effective Date of this Agreement shall be deemed to be incurred on the Effective Date of this Agreement. Indirect costs chargeable under this Section III represent the cost of general administration and support services provided by the Contractor and its Affiliates outside of Georgia for the indirect benefit of Petroleum Operations. Such support will include the services and related office costs of personnel performing administrative, legal, treasury, tax and employee relations, provision of expertise and other non-technical functions which can not be specifically identified or attributed to particular projects. No cost or expenditure included under Section II of this Accounting Procedure shall be included or duplicated under this Section III.

3.2      AMOUNT

         The charge under Section 3.1 will be charged at rates on total annual expenditures attributable to Petroleum Operations as follows:


                               ANNUAL EXPENDITURES

         U.S$ 0 to U.S.$10,000,000 of expenditures per Calendar Year = 5%

         Excess above U.S.$10,000,000 of expenditures per Calendar Year =3%


3.3      CHANGES

         The indirect charges provided for in this Section III may be amended periodically by mutual agreement between Georgian Oil and Contractor if, in practice, these charges are found to be insufficient or excessive.


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                                   SECTION IV
                                   INVENTORIES


4.1      PERIODIC INVENTORIES, NOTICE AND REPRESENTATION

         At reasonable intervals as agreed with Georgian Oil, inventories shall be taken by Contractor of all Controllable Material, which shall include materials and physical assets. Written notice of intention to take inventory shall be given by Contractor to Georgian Oil; at least thirty (30) days before any inventory is to begin so that Georgian Oil may be represented when any inventory is taken. Failure of Georgian Oil to be represented at an inventory shall bind Georgian Oil to accept the inventory taken by Contractor who shall in that event furnish Georgian Oil with a copy thereof.

4.2      RECONCILIATION AND ADJUSTMENT OF INVENTORIES

         Reconciliation of inventory shall be made by Contractor and Georgian Oil and a list of overages and shortages shall be jointly determined by Contractor and Georgian Oil, and the inventory accordingly adjusted by Contractor.


                                    SECTION V
                                FINANCIAL REPORTS


5.1      ACCOUNTS OF PETROLEUM OPERATIONS

         Contractor shall submit to Georgian Oil and the State Agency by March 15 following each Calendar Year accounts for that Calendar Year of the Petroleum Operations prepared in accordance with this Accounting Procedure.


5.2      STATEMENT FOR RECOVERY OF COSTS AND OF COST RECOVERY PETROLEUM

         The Contractor shall, render to Georgian Oil and the State Agency as promptly as practical but not later than forty five (45) days after the end of the last Calendar Quarter in which the date of commencement of Commercial Production first occurs, and not later than forty five (45) days after the end of each succeeding Calendar Quarter a Calendar Quarter Cost Recovery report and Calendar Quarter Profit Petroleum division report showing:

         (i) Recoverable Costs and Expenses carried forward from the previous Calendar Quarter, if any;

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

         (ii)     Recoverable Costs and Expenses incurred during the Calendar
                  Quarter;

         (iii) Total recoverable Costs and Expenses for the Calendar Quarter (sum of (i) plus (ii));

         (iv) Volume and value of Cost Recovery Petroleum taken and separately disposed of by Contractor for the Calendar Quarter;

         (v) Amount of Costs and Expenses actually recovered for the Calendar Quarter;

         (vi) Amount of recoverable Costs and Expenses to be carried forward into the succeeding Calendar Quarters if any;

         (vii) Excess, if any, of the value of Cost Recovery Petroleum taken and separately disposed of by Contractor over recoverable Costs and Expenses for the Calendar Quarter;

         (viii) The value and volume of Petroleum produced, used in Petroleum Operations, available for lifting and actually lifted by Parties during the Calendar Quarter; and

         (ix) Profit Petroleum allocated to each Contractor Party and Georgian Oil during the Calendar Quarter.


5.3      PAYMENTS

         If such statement shows an amount due to Georgian Oil, payment of that amount shall be made in U.S.$ by Contractor to Georgian Oil with the rendition of such statement.



                                   SECTION VI
                           CONTROL AND MAJOR ACCOUNTS

6.1      COST RECOVERY CONTROL ACCOUNT
         Contractor will establish a cost recovery control account and an offsetting Agreement account to control therein the amount of cost remaining to be recovered, if any, and the amount of cost recovered.


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


6.2      MAJOR ACCOUNTS

         For the purpose of classifying costs, expenses and expenditures for cost recovery, costs, expenses and expenditures shall be recorded in major accounts including but not limited to the following:

         (a)      Exploration Expenditures

         (b)      Development Expenditures, other than Operation Expenses

         (c)      Operation Expenses

         Any other necessary sub-accounts shall be used. All Costs and Expenses, regardless of classification, shall be recovered as per Article 11 of the Agreement.

                                   SECTION VII
                        ABANDONMENT AND SITE RESTORATION

         The Development Plan shall also include an abandonment and site restoration program together with a funding procedure for such program. All funds collected pursuant to the funding procedure shall be indicated to site restoration and abandonment and will be placed in a special interest bearing account by Contractor which shall be held in the joint names of the State and the Contractor or their respective nominees, or its designee. Contractor's responsibilities for environmental degradation, site restoration and well abandonment obligations, and any other actual contingent and potential activity associated with the environmental status of the Development Area shall be limited to the obligation to place the necessary funds in the approved account. All expenditures incurred in abandonment and site restoration including but not limited to all payments deposited by Contractor in the special interest bearing account shall be treated as Costs and Expenses in accordance with Article 11 and Article 9.8 of the Agreement and chargeable to the Petroleum Operations Account.



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                                                                         ANNEX D


                              MINIMUM WORK PROGRAM


Work Program for the Agreement Area, Norio-Satkhenisi Area Block XIc and Kumisi Block, includes minimal obligatory seismic program and program for future works which is divided into two phases. Works planned for first two phases are given below.


PHASE 1 - prior to Effective Date and during year 1

         1. Acquire 173 kilometers of seismic data (acquired prior to Effective Date)
         2.       Process acquired seismic data
         3.       Geological and geophysical evaluation of the Agreement Area

                                                              Cost: US$1,400,000

PHASE 2 - year 1

Drill one well to test prospective horizons

                                                        Cost: up to US$5,000,000

Works planned for Phases 1 and 2 comprise the minimum Work Program and Budget as required under Article 10.2 of this Agreement.


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


                                                                         ANNEX E



                        PERMIT APPLICATION FEES SCHEDULE



APPLICATION TYPE                                                                                FEE U.S.$
----------------                                                                                ---------
Application for Permit to Drill                                                                   200.00
Application to Plug and Abandon a Well                                                            100.00
Application to Temporarily Abandon a Well                                                         100.00
Application for Geophysical Permit (by distance, US$200 + US$0.25/km)                             200.00
Miscellaneous Required Filings (well completion reports, production reports, etc.)                 25.00
Application for Offshore Construction Permit                                                      500.00
Application for Treated Water Discharge Permit                                                    200.00
Application for Waste Disposal Permit                                                             250.00
Application for Injection (Disposal) Well Permit                                                  250.00
Application for Gas Flaring Permit                                                                250.00
Public Hearing Required by Non-Agency Law (e.g. EIA)                                              100.00
Application for Pipeline Permit (by distance, US$500 + US$0.25/km)                                500.00
Application for Onshore Facilities Permit (<0.5 ha - US$100; 0.5 ha - 1 ha                        100.00
US$200; 1 ha - 5 ha US$400; >5 ha US$600)                                                       - 600.00
Instituting Eminent Domain Proceedings on behalf of Contractor                                  1,000.00
Copies per page                                                                                     1.00
Certification/Authentication per document                                                           2.50


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




                                                                         ANNEX F

GUARANTEE DATED 12 DECEMBER 2000 BY

1 CanArgo Energy Corporation having its registered office at 32 Lookerman Square, Suite L-100, City of Dover, County of Kent, Delaware 19904 USA (the "Guarantor");

in favour of

2 The State of Georgia represented by the Joint Stock National Oil Company - Georgian Oil and the State Agency for Regulation of Oil and Gas Resources in Georgia (the "State").

WHEREAS

A CanArgo Norio Limited (a company in which the Guarantor is interested) has entered into a Production Sharing Agreement dated 12 December 2000 (the "Agreement") in relation to the Norio-Satkhenisi Area Block XIc and Kumisi Block.

B The Agreement contains a Minimum Work Program which the Contractor (as defined in the Agreement) is contracted to perform.

C The Guarantor has agreed to enter into this Agreement in respect of the obligations of the Contractor to perform the Minimum Work Program under the Agreement.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

         1        DEFINITIONS

                  Defined terms in this Guarantee shall have the meaning attributed to them in the Agreement save as where otherwise specified herein.

         2        GUARANTEE

         2.1 The Guarantor guarantees to the State the due and punctual performance and observance by the Contractor (or the Operator in accordance with the terms of the Agreement) of the Minimum Work Program. For the avoidance of doubt the provisions of this guarantee do not extend beyond the obligation to perform or procure the performance of the Minimum Work Program.

         2.2 If the Contractor does not perform any obligation referred to in clause 2.1 in accordance with the terms of the Agreement and following a period of


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

                  thirty (30) days after the State has given written notice to the Contractor and the Guarantor of such default in accordance with the terms of the Agreement the default has not been rectified, the Guarantor shall, subject to clause 2.3, perform that obligation or procure performance of that obligation, immediately on demand.

         2.3 The State shall not enforce the Guarantee against the Guarantor unless and until it has demanded payment of the relevant amount or performance of the relevant obligation from the Contractor.

         3        NO PREJUDICE TO THE CONTRACTOR'S RIGHTS

                  For the avoidance of doubt, the existence of this Guarantee does not prejudice the Contractor's rights expressly conferred under the Agreement or any related document. The Guarantor shall be entitled to the same pleas and defences against the State as the Contractor under the Agreement.

         4        CHOICE OF LAW

                  This Guarantee shall be governed by and interpreted in accordance with English law and the parties hereto hereby submit to the non-exclusive jurisdiction of the courts in England.


     Signed by David Robson and J F R Hammond              /s/J F R Hammond
     For CanArgo Energy Corporation                        /s/David Robson

     Signed by the State Agency for
     Regulation of Oil and Gas Resources in Georgia        /s/Gia Itonishvili

     Signed by Joint Stock National
     Oil Company - Georgian Oil                            /s/G. Makharadze


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